United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 28, 2010
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On April 28, 2010, Applied Signal Technology, Inc. (“Applied Signal” or the “Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Seismic LLC, a Maryland limited liability company (“Seismic”), Patrick J. Gahan and Scott D. McDonald, as sellers (the “Sellers”), to acquire all of the outstanding membership interests in Seismic (the “Acquisition”). The Purchase Agreement and the transactions contemplated therein have been approved by the board of directors of the Company, and by all the members of Seismic. Upon the closing of the Acquisition (the “Closing”) on April 28, 2010, Seismic became a wholly-owned subsidiary of the Company.

Subject to the terms and conditions of the Purchase Agreement, the consideration payable to the Sellers at the Closing consisted of a cash payment of $25,000,000, subject to a downward adjustment based upon a minimum working capital of $2 million. In addition, at the expiration of the twelve-month period following the Closing (the “Earn-Out Period”), Sellers shall be eligible to receive additional amounts, not to exceed $2,576,000 (the “Earn-Out”) based upon the performance of the business acquired from Seismic.

The Company expects to retain substantially all of the employees of Seismic, representing approximately 100 additional employees. Seismic has been engaged in cyber security solutions, software engineering, data management, and systems engineering and integration service for the U.S. Department of Defense and Intelligence Community.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified by reference to the Purchase Agreement, which is attached to this report as Exhibit 2.2. A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01: Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.2	Membership Interest Purchase Agreement dated April 28, 2010 by and among Applied Signal Technology, Inc., Seismic LLC, and Patrick J. Gahan and Scott D. McDonald, as sellers.
99.1	Press Release dated April 28, 2010 announcing acquisition of Seismic LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2010	Applied Signal Technology, Inc.
By: /s/ James E Doyle James E. Doyle Chief Financial Officer

Exhibit 2.2 Membership Interest Purchase Agreement dated April 28, 2010 by and among Applied Signal Technology, Inc., Seismic LLC and Patrick Gahan as the Initial Seller

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of April 28, 2010

by and among

Applied Signal Technology, Inc.

and

Seismic LLC

and

Patrick J. Gahan and Scott D. McDonald, as the Sellers,

and

Patrick J. Gahan, as the Seller Representative

for the purchase of

all outstanding membership interests of

Seismic LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of April 28, 2010 by and among Applied Signal Technology, Inc., a California corporation (“Purchaser”), Seismic LLC, a Maryland limited liability company (the “Company”), individual holders of all interests in the Company as set forth in Schedule of Sellers hereto (each, the “Seller” and collectively, the “Sellers”) and Patrick J. Gahan, an individual, as the Seller Representative (defined hereunder).

RECITALS

WHEREAS, the Sellers are the owners and holders of record of membership interests in the Company, which membership interests constitute all of the issued and outstanding membership or other equity interests of the Company (the “Interests”);

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase and acquire from the Sellers, all of the Interests, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company, in order to facilitate this transaction on behalf of the Sellers and to induce Purchaser to enter into this Agreement, is joining this Agreement as a party, and is jointly and severally making the representations and warranties in Section 5; and

WHEREAS, ANNEX A of this Agreement contains certain defined terms used herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual representations, warranties, promises and agreements herein made, the parties, intending to be legally bound, do hereby agree as follows:

1.	Purchase and Sale of the Interests. Subject to all the terms and conditions of this Agreement, at the Closing, each Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, all of the issued and outstanding Interests owned by the Sellers, representing all of the issued and outstanding Interests in the Company, free and clear of any and all Encumbrances, for the consideration specified in this Agreement. Together, the Purchaser, Company and Sellers may be referred to herein collectively as the “Parties” and individually each may be referred to herein as a “Party.”
2.	Purchase Price.
	2.1	Consideration. Subject to and upon the terms and conditions of this Agreement, the aggregate consideration which the Purchase shall pay to the Sellers for all outstanding Interests shall consist of (a) an amount in cash equal to Twenty Five Million Dollars ($25,000,000), plus the actual Transaction Expenses that have been incurred not to exceed the maximum amount thereof to be paid by Purchaser under Section 10.4 hereof, less the amount of any Estimated Working Capital Deficit (as defined in Section 2.2(a) below) (the “Closing Purchase Price”)and (b) the right to receive the Earn-Out Distribution Amount in accordance with terms of Section 2.6 hereof (collectively with the Closing Purchase Price, the “Purchase Price”). On the Closing Date, the Purchaser shall pay to the Sellers, in accordance with Section 2.3 hereof, an amount (the “Seller Closing Payment”) equal to the Closing Purchase Price reduced by the sum of (i) any bonuses or other amounts earned or payable to the Company’s employees (other than pursuant to the Company’s Capital Appreciation Plan, as effective November 4, 2009 and as amended from time to time (the “Capital Appreciation Plan”)) for any period prior to or as of the Closing but not accrued on the balance sheet of the Company (if any), (ii) the Capital Appreciation Payments described in Section 2.3(a) below, and (iv) the Escrow Fund to be deposited into escrow pursuant to Section 2.3(b).
	2.2	Working Capital Adjustment.
		(a)	As used herein, the term “Closing Working Capital” shall mean (i) all current assets including but not limited, to cash, accounts receivable, employee advances, prepaid expenses, prepaid Taxes, deferred Tax assets, and net property and equipment deposits, but excluding (x) receivables from any of the Company’s Affiliates, directors, managers, employees, officers or interest holders and any of their Affiliates and, less (ii) all current liabilities including but not limited to, the Line of Credit, loans payable to third parties, pension plan payable, accounts payable, accrued expenses, accrued wages and bonuses, accrued payroll taxes and accrued paid time off, overbillings, current tax liabilities, and deferred tax liabilities but excluding the Capital Appreciation Payments paid in accordance with Section 2.3(a) hereof, in each case as of 11:59 p.m. on the Closing Date. Company shall deliver to Purchaser, at least three (3) days prior to the Closing Date, an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”) and a calculation of the Closing Working Capital in the form attached hereto as Exhibit A (the “Estimated Closing Working Capital”). The Estimated Closing Balance Sheet and the Estimated Closing Working Capital shall each be determined and calculated by the Company in good faith based on reasonable assumptions as of the Closing Date in accordance with GAAP as consistently applied and utilized in the preparation of the Financial Statements (the “Accounting Rules”) and the definition of Closing Working Capital contained herein. As provided for in Section 2.1 above, to the extent the Estimated Closing Working Capital delivered by the Company is less than the Target Working Capital (an “Estimated Working Capital Deficit”), the portion of the Closing Purchase Price shall be reduced on a dollar for dollar basis by the entire amount of the Estimated Working Capital Deficit. The term “Target Working Capital” shall mean Two Million Dollars ($2,000,000). For the avoidance of doubt, Taxes payable by the employer with respect to the Capital Appreciation Payments shall be reflected in the Closing Working Capital as a decrease in cash or as an accrued liability.
		(b)	Within thirty (30) days following the Closing Date (the “Audit Election Date”), Purchaser may notify the Seller Representative that it has elected to conduct a balance sheet audit of the Estimated Closing Balance Sheet (the “Adjustment Audit”). In the event that Purchaser elects to conduct the Adjustment Audit, Purchaser shall deliver to the Seller Representative written notice of such election by the Audit Election Date (the “Purchaser Audit Election Notice”). In the event that an Adjustment Audit has been elected by Purchaser, within forty-five (45) days after such election is made, Purchaser shall prepare and present in detail its calculation of the revised Estimated Closing Balance Sheet (the “Adjusted Closing Balance Sheet”) and the resulting revisions to the Estimated Closing Working Capital (the “Adjusted Closing Working Capital”) to the Seller Representative. The Adjusted Closing Balance Sheet and the calculation of the Adjusted Closing Working Capital will be prepared in accordance with the Accounting Rules and the definition of Working Capital contained herein. Following delivery by Purchaser to the Seller Representative of the Adjusted Closing Balance Sheet and the calculation of Adjusted Closing Working Capital, Purchaser shall give the Seller Representative and any accountants acting on behalf of the Sellers reasonable access during Purchaser’s normal business hours to those books and records of the Company in the possession of Purchaser or the Company and any personnel which relate to the preparation of the Adjusted Closing Balance Sheet for purposes of resolving any disputes concerning the calculation of Adjusted Closing Working Capital.
		(c)	The Seller Representative shall have a thirty (30) day period following delivery of the Adjusted Closing Balance Sheet and the calculation of the Adjusted Closing Working Capital during which to notify Purchaser in writing (each a “Notice of Objection”) of any good faith objections to the calculation of the Adjusted Closing Working Capital or the Adjusted Closing Balance Sheet, as it affects such calculations, setting forth a reasonably specific and detailed description of their objections and the dollar amount of each objection. If the Seller Representative objects to either the Adjusted Balance Sheet or Purchaser’s calculation of Adjusted Closing Working Capital as reflected thereon, Purchaser and the Seller Representative shall attempt to resolve any such objections within thirty (30) days of the receipt by Purchaser of a Notice of Objection.
		(d)	If Purchaser and the Seller Representative are unable to resolve any dispute that arises in connection with the procedure specified in Section 2.2(c) within the thirty (30) day period referred to in Section 2.2(c), Purchaser and the Seller Representative shall submit such dispute for final resolution to Grant Thornton, LLP, or in the event Grant Thornton, LLP is unable to serve or is not independent, such other independent certified public accounting firm of national reputation as may be agreed upon by Purchaser and the Seller Representative or, in the absence of such agreement, as may be selected jointly by Purchaser’s independent certified public accountants and an independent certified public accounting firm designated by the Seller Representative (the “Independent Accounting Firm”). Each of the Parties shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. In the event that Purchaser and the Seller Representative submit any dispute to an Independent Accounting Firm, each such Party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such Party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. The Independent Accounting Firm shall (i) consider only those matters as to which there is a dispute between the Parties, (ii) be bound by the provisions of Section 2.2 hereof, including without limitation this Section 2.2(d) and the definition of Closing Working Capital contained herein, (iii) be instructed to reach its preliminary conclusions (the “Preliminary Report”) regarding any such dispute within ten (10) business days after its appointment and provide a written explanation of its decision and (iv) shall not assign a value to any item greater than the greatest value for such item claimed by either the Seller Representative or the Purchaser, or less than the smallest value for such item claimed by the Seller Representative or the Purchaser. The Parties shall have a five (5) business day period following delivery of the Preliminary Report during which to submit any good faith objections to the Preliminary Report setting forth a reasonably specific and detailed description of their objections and the dollar amount of each objection. The Independent Accounting Firm shall then, within ten (10) business days, prepare its final report (the “Final Report”), including a written explanation of its decision. In the event the Parties fail to submit objections to the Preliminary Report within such five (5) business day period, the Preliminary Report shall be deemed to have been accepted by all Parties and shall be deemed to be the Final Report. All expenses relating to the engagement of the Independent Accounting Firm under this Section 2.2 shall be paid by the Parties based on the percentage which the portion of the disputed amount not awarded to each Party bears to the amount actually disputed by such Party.
		(e)	“Final Closing Working Capital” shall be determined as follows:
			(i)	If Purchaser fails to deliver the Purchaser Audit Election Notice to the Seller Representative by the Audit Election Date, as provided in Section 2.2(b), the Estimated Closing Balance Sheet (together with the Company’s calculation of Estimated Closing Working Capital) shall be deemed to have been accepted by all of the Parties, and such Estimated Closing Working Capital shall be deemed to be the Final Closing Working Capital;
			(ii)	If Purchaser fails to deliver the Adjusted Closing Balance Sheet and a calculation of Adjusted Closing Working Capital to the Seller Representative within forty-five (45) days after the Seller Representative’s receipt of the Purchaser Audit Election Notice, the Estimated Closing Balance Sheet (together with the Company’s calculation of Estimated Closing Working Capital) shall be deemed to have been accepted by all of the Parties, and such Estimated Closing Working Capital shall be deemed to be the Final Closing Working Capital;
			(iii)	If (a) Purchaser has complied fully with the requirements of Section 2.2(b) and (b) the Seller Representative does not deliver a Notice of Objection in accordance with Section 2.2(c), the Adjusted Closing Balance Sheet (together with Purchaser’s calculation of the Adjusted Closing Working Capital) shall be deemed to have been accepted by all of the Parties, and such Adjusted Closing Working Capital shall be deemed to be the Final Closing Working Capital;
			(iv)	If (a) Purchaser has complied fully with the requirements of Section 2.2(b), (b) the Seller Representative delivers a Notice of Objection in accordance with the provisions of Section 2.2(c) and (c) Purchaser and the Seller Representative are able to resolve such dispute by mutual agreement, the Final Closing Working Capital shall be as agreed to by the Parties; or
			(v)	If (a) Purchaser has complied fully with the requirements of Section 2.2(b), (b) the Seller Representative delivers a Notice of Objection in accordance with Section 2.2(c) and (c) Purchaser and the Seller Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm made in accordance with Section 2.2(d) shall be final and binding on the Parties, and the Final Closing Working Capital shall be as determined by the Independent Accounting Firm.
Subject to the foregoing provisions, the calculation of Final Closing Working Capital shall be conclusive and binding on all of the Parties, no further adjustments shall be made thereto and neither Purchaser nor Sellers shall have any further right to challenge such calculation of the Final Closing Working Capital; provided, however, that nothing in this Section 2.2(e) shall limit in any manner (whether by time, amount, procedure or otherwise) any remedy at law or in equity to which any Party may be entitled against another Party as a result of actual fraud by such other Party.
		(f)	After the determination of the Final Closing Working Capital pursuant to the terms of Section 2.2(e), if pursuant to the terms of this Section 2.2, it is determined that:
			(i)	the Final Closing Working Capital is less than Estimated Closing Working Capital and less than Target Working Capital, then (x) if Estimated Working Capital was less than or equal to the Target Working Capital, Sellers shall pay to Purchaser an amount equal to the difference between Estimated Closing Working Capital and Final Working Capital and (y) if Estimated Working Capital was equal to or greater than Target Working Capital, Sellers shall pay to Purchaser an amount equal to the difference between Final Working Capital and Target Working Capital;
			(ii)	the Final Closing Working Capital is greater than Estimated Working Capital and less than or equal to the Target Working Capital, then Purchaser shall pay Sellers an amount equal to the difference between Final Working Capital and Estimated Working Capital; or
			(iii)	the Final Closing Working Capital is greater than Estimated Closing Working Capital and greater than the Target Working Capital, the Purchaser shall pay Sellers an amount equal to the difference between Target Working Capital and Estimated Working Capital.
Any payment to be made by Sellers or Purchaser pursuant to this Section 2.2(f) shall be made in immediately available funds to the other Party or Parties within five (5) business days of the determination of the Final Closing Working Capital.
		(g)	All payments to be made by Sellers to Purchaser pursuant to Section 2.2(f) shall be made based upon the Sellers’ respective pro rata Interests in the Company immediately prior to the Closing, as set forth on the Schedule I of Sellers hereto.
2.3	Closing Payments. At the Closing, Purchaser shall pay the Closing Purchase Price in the following manner:
	(a)	By delivery at the Closing of a wire transfer of immediately available funds in an amount (the “Capital Appreciation Payments”) equal to the aggregate amount payable and due at the Closing pursuant to the terms of the Capital Appreciation Plan (which shall equal 6.3044% of Twenty Five Million Dollars ($25,000,000), less any Estimated Working Capital Deficit) to those individuals who are participants in the Capital Appreciation Plan, as set forth in the Schedule II hereto (the “Capital Appreciation Plan Participants”), and who are then entitled in accordance with the terms of such plan to receive a portion of such payments, such wire transfer to be made to a Company bank account set forth by the Company on the Flow of Funds Memorandum for further payment by the Company to such individuals (less any applicable withholdings) under the terms of the Capital Appreciation Plan;
	(b)	By delivery at the Closing of a wire transfer of immediately available funds in an aggregate amount equal to twenty percent (20%) of the Closing Purchase Price (such amount, and any interest or earnings thereon, the “Escrow Fund”) to a bank account to be established with Wells Fargo Bank, N.A. (the “Escrow Agent”); and
	(c)	By delivery at the Closing to each Seller of a wire transfer of immediately available funds of an amount equal to such Seller’s pro rata portion of the Seller Closing Payment.
In addition, at the Closing, the Purchaser shall pay to the Manufacturers and Traders Trust Company, on behalf of the Company, an amount equal to the aggregate amount of Indebtedness under the Line of Credit (as set forth on the payoff letter from such bank delivered pursuant to Section 8.1(r)), by delivery of a wire transfer of immediately available funds in accordance with the Flow of Funds Memorandum (as defined below).
The payments under this Section 2.3 and other payments to be made at the Closing shall be made to the recipients as designated on a flow of funds memorandum (with applicable wire transfer instructions for such payments) to be prepared by the Sellers and acceptable to Purchaser (the “Flow of Funds Memorandum”).
2.4	Escrow Fund. The Escrow Fund shall be available for the payment of Claims by Purchaser for indemnification pursuant to Section 9 and shall be held pursuant to an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) to be entered into by and among Purchaser, Escrow Agent and Sellers on or before the Closing. The Escrow Agreement shall provide for the release to Sellers of 50% of any undisputed amounts in the Escrow Fund on the one year anniversary of the Closing Date, with the balance of such undisputed amounts remaining in the Escrow Fund released to Sellers on the date that is eighteen months after the Closing Date.
2.5	Payment of Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp and registration Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be payable by the Parties in accordance with Section 10.4 hereof; provided, however, that any applicable sales Tax related to the purchase or deemed purchase of equipment hereunder shall be paid by Purchaser.
2.6	Earn-Out Payments.
Following the Closing and as additional consideration for the purchase of the Interests, the Sellers shall be entitled to receive from the Purchaser (subject to the terms and conditions set forth in this Section 2.6) additional amounts based upon the performance of the Company during the period beginning May 1, 2010 and ending April 30, 2011 (the “Earn-Out Period”). The amount paid with respect to the Earn-Out Period (the “Earn-Out Distribution Amount”) shall be determined and paid as follows:
(a)	The Earn-Out shall be determined based upon the revenue of the Post-Closing Company Business (as defined below) during the Earn-Out Period (“Target Revenues”). Target Revenues shall mean all revenues of the Post-Closing Company Business recognized by Purchaser in accordance with GAAP, as consistently applied and utilized in the preparation of Purchaser’s financial statements as of the Closing Date (the “Purchaser Accounting Rules”). For purposes of this Agreement, the “Post-Closing Company Business” shall consist of: (1) during the period beginning on the Closing Date and ending on October 31, 2010 (the “Initial Earn-Out Period”), all Target Revenues generated from contracts entered into by the Company before or after the Closing Date, but not including any revenue generated from contracts entered into by Purchaser or any subsidiary of Purchaser (other than the Company) before or after the Closing Date, or in connection with any direct labor charged by an employee of Purchaser who is not employed by the Company; and (2) during the period beginning on November 1, 2010 and ending on the expiration of the Earn-Out Period (the “Subsequent Earn-Out Period”) (i) all Target Revenues generated from contracts entered into by the Company before or after the Closing Date through the Initial Earn-Out Period, including the Company’s VAR contracts, and (ii) to the extent not included in the Target Revenue calculations in immediately preceding subsection (i), sixty percent (60%) of all Revenues generated by any new employee hired by the Company or the Purchaser’s Network Intelligence Division during the Subsequent Earn-Out Period. Notwithstanding the foregoing, revenue generated from the contracts listed on Schedule 2.6(a) shall be apportioned as set forth on such Schedule 2.6(a)
Notwithstanding the utilization of the Purchaser Accounting Rules with respect to the determination of Target Revenues, in the event that (i) an existing Company contract pursuant to which the Company is providing services is terminated during the service period for the convenience of the customer, (ii) a new, follow-on contract is reasonably expected but not yet awarded or awarded but not yet funded prior to the completion of the Earn-out Period and (iii) the Company continues to provide “at risk” services in order to continue to support the customer during the Earn-out Period in reasonable anticipation of the new contract or funding for the new contract, Seller Representative and Purchaser, acting reasonably and in good faith, will mutually agree, prior to the completion of the Earn-out Period, whether and to what extent revenue and operating income attributable to the “at risk” services will be included for purposes of determination of the Earn-out Distribution Amount, including with respect to inclusion in (x) Target Revenues and (y) Company operating profit and Total Backlog with respect to the Initial Earn-out Period. Factors to be considered as part of such determination will include, without limitation, the perceived likelihood of a new contract being issued and the terms thereof, the acceptability of such terms, the amount of “at-risk” services provided relative to prior services previously provided under the prior contract and relative to the expectation as to terms, the assurances, if any, from the customer that a new contract will be forthcoming and the anticipated length of time prior to issuance of the new contract.
(b) No Earn-Out Distribution Amount shall be payable unless the Target Revenues for the Earn-Out Period exceed Twenty Three Million Dollars ($23,000,000) (the “Threshold Target Revenues”). The Earn-Out Distribution Amount shall equal $0.515254 of every dollar of Target Revenues generated during the Earn-Out Period that exceed the Threshold Target Revenues, up to a maximum Earn-Out Distribution Amount of Two Million Five Hundred Seventy-Six Thousand Two Hundred Sixty-Eight Dollars ($2,576,268) (the “Maximum Earn-Out Distribution Amount”) if Target Revenues reach Twenty Eight Million Dollars ($28,000,000) or more.
(c) Purchaser shall notify the Seller Representative of the Target Revenues as soon as reasonably practicable after the end of the Earn-Out Period and in no event more than sixty (60) days thereafter. Within thirty (30) days of Purchaser’s notification, Seller Representative shall give Purchaser written notice (the “Earn-Out Dispute Notice”) of any objection to the calculation of the Target Revenues, which notice shall specify the factual basis of such objection and the amount at issue. As promptly as practicable following the earlier to occur of (i) the delivery of the Earn-Out Dispute Notice or (ii) the expiration of such thirty (30) day period, Purchaser shall pay all undisputed Earn-Out Distribution Amounts to Sellers. During the thirty (30) day period following Purchaser’s notification of the Target Revenues, upon the written request of the Seller Representative, Purchaser shall allow the Seller Representative and its accountant access to Purchaser’s books and records and work papers relating to the Target Revenues for the limited purpose of reviewing such calculations and evaluating the application of the Purchaser Accounting Rules in determining Target Revenues.
(d) The Earn-Out Distribution Amount payable to Sellers shall be paid in cash.
(e) Operation of the Company:
(i) Subject to and except as may be required by Law or any listing agreement with the applicable national securities exchange, during the Initial Earn-Out Period, Purchaser shall, and shall cause the Company to:
a) Maintain the Company as a separate subsidiary and will establish and maintain appropriate systems and controls for the purpose of tracking and recording Target Revenues in each of the Initial Earn-Out Period and the Subsequent Earn-Out Period, as applicable;
b) Conduct the operation of and manage the Company in the usual and ordinary course of business and in a manner reasonably consistent with the past practices of the Company, but taking into account the acquisition of the Company by Purchaser as a wholly-owned subsidiary of Purchaser and any resulting changes that reasonably flow therefrom including, without limitation, obtaining audited financial statements (balance sheet, statement of operations and statement of cash flows) for the four (4) months ended April 28, 2010 prepared in accordance with GAAP and maintaining a system of internal accounting controls designed and administered to provide reasonable assurance that (i) transactions are executed with Sellers’ general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial information to be included in the financial statements of the Purchaser in accordance with GAAP and to maintain accountability for assets; (iii) access to the Company’s assets will be permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets will be compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;
c) Not, without the prior written consent of the Seller Representative, terminate, transfer or reassign to any other Person, subsidiary or business unit under or affiliated with Purchaser any material contract of the Company;
d) Refrain from assigning responsibilities or other duties, or transferring or re-assigning any of the Sellers and employees set forth in Schedule IV below in any manner that would prevent such individuals from devoting their primary efforts to the business of the Company;
e) Not take any action with the primary purpose or intent of resulting in a reduction in Target Revenue below that which would have been achieved if such action had not been taken, or otherwise take any other action with the primary purpose or intent of impeding the achievement of any portion of the Maximum Earn-out Distribution Amount.
f) Notwithstanding this Section 2.6, if Purchaser reasonably determines, following at least ten (10) days notice to the Seller Representative, which notice shall include the reasons for Purchaser's determination, and subsequent consultation with Seller Representative, that it is impossible for the Company to achieve the Threshold Target Revenues during the Earn-Out Period and for Sellers to be paid any portion of the the Earn-Out Distribution Amount, then Purchaser shall have the right to make such operational changes as Purchaser in its sole judgment shall determine.
g) In the event that a final adjudication of a court of competent jurisdiction determines that the Purchaser’s or the Company’s breach of operating covenant(s) set forth in Section 2.6(e) hereof was the proximate cause of any reduction in the Target Revenue and directs the Purchaser to pay all or portion of the Earn-Out Distribution Amount payments (“Awarded Earn-Out Distribution Amount”) to the Sellers, Purchaser shall pay, in accordance with Section 7.8, the percentage of the Employee Revenue Bonus Amount proportionate to Awarded Earn-Out Distribution Amount on behalf of the Employee Revenue Bonus Participants. For example, in the event the Awarded Earn-Out Distribution Amount is determined to be 80% of the Earn-Out Distribution Amount, the Employee Revenue Bonus Participants shall be entitled to 80% of the Employee Revenue Bonus Amount. For the avoidance of doubt, the Employee Revenue Bonus Participants shall not be entitled to bring a separate cause of action for breach of this Section 2.6(e).
(ii) Notwithstanding the foregoing, the Earn-Out Distribution Amount payable pursuant to this Section 2.6 shall be subject to adjustment (1) if the Company fails to maintain an operating profit of twelve percent (12%) during the Initial Earn-Out Period and (2) if the Company fails to have a Ten Million Dollar ($10,000,000) Total Backlog (as defined below) measured as of the last day of the Initial Earn-Out Period, as follows:
a) during the Initial Earn-Out Period, if the operating profit is greater than 9.0%, but less than 12.0%, the Earn-Out Distribution Amount would be reduced as follows:
Operating Profit	Reduction	Total Earn-Out Distribution Amount Payable
12.00% and up	0%	100%
11.5% to 11.9%	10%	90%
11.0% to 11.4%	20%	80%
10.5% to 10.9%	30%	70%
10.0% to 10.4%	40%	60%
9.5% to 9.9%	50%	50%
9.0% to 9.4%	60%	40%
Below 9.0%	100%	0%

If the Company fails to achieve a 9.0% operating profit, no Earn-Out Distribution Amount would be paid. For the purposes of this paragraph, operating profit shall not include (i) any expenses associated with the transactions contemplated hereby, including but not limited to, employee retention payments made to employees of the Company following the Closing or Employee Revenue Bonus Amount pursuant to Section 7.8 hereof, or (ii) any expense allocations to the Company by the Purchaser in excess of the lesser of (x) the amount of the actual expense allocations or (y) $100,000 during the Initial Earn-Out Period.
b) if the Total Backlog measured as of the last day of the Initial Earn-Out Period is greater than $5,000,000 but less than $10,000,000, the Earn-Out Distribution Amount would be reduced as follows:
Backlog	Reduction	Total Earn-Out Distribution Amount Payable
$10,000,000 and up	0%	100%
$9,000,000 to $9,999,999	10%	90%
$8,000,000 to $8,999,999	20%	80%
$7,000,000 to $7,999,999	30%	70%
$6,000,000 to $6,999,999	40%	60%
$5,000,000 to $5,999,999	50%	50%
Below $5,000,000	100%	0%

If the Total Backlog is below $5,000,000, no Earn-Out Distribution Amount would be paid. For purposes of this Agreement, “Total Backlog” shall mean backlog as historically calculated by the Company, and shall include, as of the applicable determination date, all option years on all applicable Company contracts at the then current staffing levels and taking into account all labor rate escalations included in such contracts.
c) in the event there is a discrepancy in the reduction percentages calculated pursuant to subsections a) and b) immediately above, the greater reduction percentage shall be applied. For example, if the operating profit equals 11% and results in a 20% reduction and the backlog equals $7,000,000 and results in a 30% reduction, the Earn-Out Distribution Amount payable hereunder shall be reduced by 30%. If the operating profit equals 11% and results in a 20% reduction and the backlog equals $8,000,000 and results in a 20% reduction, the Earn-Out Distribution Amount payable hereunder shall be reduced by 20%.
	(f)	Earn-Out Dispute Resolution:
		(i)	If the Seller Representative timely delivers an Earn-Out Dispute Notice, Purchaser’s Chief Financial Officer or his or her designee shall promptly meet with the Seller Representative and attempt in good faith to reach a resolution of such disagreement. Any dispute with respect to the Target Revenues that is not resolved by Purchaser and the Seller Representative and their respective accountants within 30 days after delivery of the Earn-Out Dispute Notice, upon written request by either Purchaser or the Seller Representative delivered to the other Party, shall be submitted for final resolution to the Independent Accounting Firm. Each Party shall, within 10 business days after submission of such dispute, deliver to the Independent Accounting Firm the information such Party wishes to have considered by the Independent Accounting Firm in making its determination. Each Party shall also provide the Independent Accounting Firm with access to such Party’s books and records as such firm shall reasonably request and that shall be relevant to the resolution of such dispute. Such accounting firm shall be instructed to complete its determination and resolution of any dispute and deliver notice thereof to Purchaser and the Seller Representative within twenty (20) days after submission of such dispute to the firm. Such accounting firm shall (i) consider only those matters as to which there is a dispute between the Parties, (ii) be bound by the provisions of Section 2.6 hereof, including without limitation this Section 2.6(f) and the definition of Target Revenues contained herein and (iii) not assign a value to any item greater than the greatest value for such item claimed by either the Seller Representative or Purchaser or less than the smallest value for such item claimed by Seller Representative or Purchaser. In the event that Purchaser and the Seller Representative submit any dispute under this Section 2.6 to the Independent Accounting Firm, each such Party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such Party with respect to such dispute, to be considered by the Independent Accounting Firm as it deems fit. Absent manifest error, the determination and resolution of any such dispute by the Independent Accounting Firm under this Section 2.6 shall be binding and conclusive on Purchaser and Sellers for all purposes of this Agreement. All expenses relating to the engagement of the Independent Accounting Firm under this Section 2.6 shall be paid by each Party based on the percentage which the portion of the disputed amount not awarded to such Party bears to the amount actually disputed by such Party;
		(ii)	If the Parties (a) have complied fully with the requirements of Section 2.6(f) and (b) are able to resolve such dispute by mutual agreement, the Earn-Out Distribution Amount shall be as agreed to by the Parties;
		(iii)	If the Parties (a) have complied fully with the requirements of Section 2.6(f) and (b) are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm made in accordance with Section 2.6(f) shall be final and binding on all the Parties, and the Earn-Out Distribution Amount shall be as determined by the Independent Accounting Firm and Sellers and Seller Representative shall have no further right to challenge such calculation of the Earn-Out Distribution Amount.
	(g)	After the determination of the Earn-Out Distribution Amount pursuant to the terms of Section 2.6(f), the Purchaser shall pay the Earn-Out Distribution Amount, if any, as set forth in Sections 2.6(b) and 2.6(d).
	(h)	Acceleration Event.
		(i)	At any time during the Earn-Out Period, in the event the Purchaser is subject to an Acceleration Event, Purchaser shall make a lump sum payment to each Seller equal to such Seller’s proportionate share of the Accelerated Earn-Out Amount. The Accelerated Earn Out Amount will be paid in cash.
		(ii)	As promptly as practicable after the date on which Purchaser or its owners enter(s) into a binding contract for an Acceleration Event, but not later than ten (10) days thereafter, Purchaser will deliver to Seller Representative a schedule setting forth in reasonable detail Purchaser’s good faith calculation of the Accelerated Earn-Out Amount (the “Proposed Accelerated Earn-Out Amount”). The Proposed Accelerated Earn-Out Amount will be subject to Seller Representative review. In reviewing the Proposed Accelerated Earn-Out Amount, Seller Representative will have the right to communicate with, and to review the work papers, schedules, memoranda and other documents Purchaser prepared or reviewed in determining the Proposed Accelerated Earn-Out Amount for such period and thereafter will have access to all relevant books and records, all to the extent Seller Representative reasonably requires to complete its review of Purchaser’s calculation of the Proposed Accelerated Earn-Out Amount. Within ten (10) days after its receipt of Purchaser’s calculation of the Proposed Accelerated Earn-Out Amount, Seller Representative will advise Purchaser whether, based on such review, it has any exceptions to such calculation. Unless Seller Representative delivers to Purchaser within such ten (10) day period a letter describing its exceptions to Purchaser’s calculation of the proposed Accelerated Earn-Out Amount as set forth in the schedule delivered by Purchaser described in this Section 2.6(h), the Proposed Accelerated Earn-Out Amount will be conclusive and binding on Purchaser and Sellers as the Accelerated Earn-Out Amount.
		(iii)	Within two business days of the determination of the Accelerated Earn-Out Amount under this Section 2.6(h), Purchaser will pay to Sellers such amount.
		(iv)	If Purchaser and Seller Representative are unable to agree on the Accelerated Earn-Out Amount (the “Disputed Amount”), then (a) for 10 days after the date Purchaser receives the letter describing its exceptions to Purchaser’s calculation of the Disputed Amount, Seller Representative and Purchaser will use their best efforts to agree on the calculation of the Disputed Amount and (b) lacking such agreement, the matter will be resolved in accordance with Section 2.6(f), the determination and resolution of which dispute shall be binding and conclusive on Purchaser and Sellers for all purposes.
2.7	Withholding Taxes. The Purchaser, Company, Escrow Agent or other applicable paying agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Sellers, Capital Appreciation Participants and Employee Revenue Bonus Participants such amounts the Purchaser, Escrow Agent or applicable paying agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local or foreign Tax law or pursuant to other applicable judgments, decrees, injunctions or orders.
3.	Closing. Subject to the satisfaction or waiver of all conditions to the Closing set forth in this Agreement, the consummation of the purchase and sale of the Interests (the “Closing”) shall take place on the close of business on March 31, 2010 or as soon as practicable thereafter, at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California or on such other date and at such other place or time as the parties hereto may agree upon in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”). By mutual agreement of the Parties, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile delivery with exchange of original signatures by overnight mail.
4.	Representations and Warranties of the Sellers. Each Seller, jointly and severally, hereby represents and warrants to Purchaser that the statements contained in this Section 4 are true and correct, except as disclosed in a document of even date herewith and delivered by the Company to Purchaser on the date hereof referring to the representations and warranties in this Agreement (the “Disclosure Schedule”).
	4.1	Authority Relative to this Agreement. Each Seller has all necessary power and authority to execute and deliver this Agreement, and the other Transaction Documents to be executed and delivered by such Seller hereunder, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No other proceedings or approvals on the part of such Seller are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by each such Seller, and, assuming the due authorization, execution and delivery by the other parties thereto (other than the Company), constitute, or upon such execution and delivery by such Seller, will constitute, the legal, valid and binding obligations of such Seller, enforceable against each such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
	4.2	No Conflict; Required Filings and Consents. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to be executed and delivered by such Seller hereunder does not, and the performance of this Agreement and such other Transaction Documents by such Seller will not, (a) conflict with or violate any Law or Order applicable to such Seller or by which his properties are bound or affected, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to such Seller of any right or benefit under, or impair such Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of such Seller pursuant to, any Contract, Law or Order to which such Seller or his properties are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the ability of such Seller to perform on a timely basis any of his material obligations under this Agreement or to consummate the transactions contemplated hereby. Except as provided in Section 4.2 of the Disclosure Schedule, the execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not, require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity.
	4.3	Title to Interests. Each Seller has good and marketable title to his Interests, beneficially and of record, free and clear of any and all Encumbrances, and has the sole right to transfer the Interests to Purchaser. Each such Seller represents that other than with respect to this Agreement and the Company’s Articles of Organization and the Operating Agreement of the Company (the “Organizational Documents”), such Seller is not a party to, or bound by, any agreement, instrument or understanding restricting the transfer of any of the Interests held by such Seller or governing the voting of the Interests held by such Seller.
5.	Representations and Warranties of the Sellers and the Company. Each Seller and the Company jointly and severally represent and warrant to Purchaser that the statements contained in this Section 5 are true and correct, except as disclosed in the Disclosure Schedule.
	5.1	Corporate Existence of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the requisite limited liability company power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified or licensed as a foreign company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
	5.2	Authority and Binding Obligation. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by the Company hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Transaction Documents by the Company have been, and as of the Closing Date the consummation by the Company of the transactions contemplated hereby and thereby will be, duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings or approvals on the part of the Company or the members of the Company are necessary to authorize this Agreement or such other Transaction Documents or will be necessary as of the Closing Date to consummate the transactions contemplated hereby and thereby. The members of the Company have unanimously approved this Agreement and the transactions contemplated hereby. This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto (other than Sellers), constitute, or upon such execution and delivery by the Company will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
	5.3	Interests in the Company. The Company has no authorized, issued and outstanding equity securities other than the Interests. Except as provided in Section 5.3 of the Disclosure Schedule, all of the Interests are duly authorized, validly issued, fully paid and nonassessable and free of any Encumbrances, and are not subject to preemptive rights or rights of first refusal. Other than the Interests, there are no other membership interests in the Company authorized, issued or outstanding, and there are no securities exchangeable or exercisable for, or convertible into, membership interests or other equity interests in the Company. Except for this Agreement, (i) there are no outstanding rights in favor of any Person to purchase membership interests or other equity interests in the Company, (ii) neither the Company nor Sellers are a party to, or bound by, any agreement, instrument or understanding restricting the transfer of any of the Interests, (iii) there are no voting trusts or other agreements or understandings to which the Company or Sellers are a party to with respect to the voting of the Interests, and (iv) there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which any of the Company or the Sellers are bound relating to the issuance, sale or redemption of Interests or other securities of any kind of the Company. No Person other than the Sellers has any interest in the Interests or any class or series of the Company’s equity or other securities. All outstanding Interests and rights to acquire Interests were issued in compliance with all applicable federal and state securities laws.
	5.4	No Conflicts. Except as provided in Section 5.4(a) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company or the Sellers do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of payment, termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the certificate of formation or operating agreement of the Company or of any other Organizational Documents of the Company or (b) any Material Contract, Permit, Order, or Law applicable to the Company’s properties or assets. Except as provided in Section 5.4(b) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
	5.5	Financial Information.
(a) Prior to Closing, the Company has delivered or will deliver to Purchaser (collectively, the “Financial Statements”): (i) audited financial statements (balance sheet, statement of operations and statement of cash flows) for the fiscal year ended December 31, 2009, (ii) unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for the two (2) months ended March 31, 2010 (the “Most Recent Balance Sheet Date”); and (iii) unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for each of the fiscal years ended December 31, 2008 and 2007. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and consistent with each other and fairly present, in all material respects, the financial condition, operating results and cash flow of the Company, as of the dates, and for the periods, indicated therein; provided, that the unaudited financial statements do not contain footnotes required by GAAP and are subject to normal year-end adjustments.
(b) The Company maintains and will continue to maintain through the Closing, a system of internal accounting controls designed and administered to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company in accordance with GAAP and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended).
	5.6	No Undisclosed Liabilities. The Company has no Indebtedness or other liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) other than: (a) those set forth or reflected in or on the Financial Statements, (b) those described in Section 5.6 of the Disclosure Schedule; (c) those incurred consistent with past practices since the Most Recent Balance Sheet Date in the ordinary course of business, which, individually and in the aggregate, are not material in nature or amount; (d) liabilities and obligations under this Agreement; and (e) obligations to perform after the date hereof any contracts or other agreements of the Company that have been disclosed on Section 5.17 of the Disclosure Schedule or which are not required to be disclosed on Section 5.17 of the Disclosure Schedule because such contracts or other agreements do not meet the disclosure thresholds for inclusion thereon.
	5.7	Absence of Changes or Events. Since the Most Recent Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has or could reasonably be expected to result in a Material Adverse Effect on the Company; (b) any acquisition, sale or transfer of any material asset of the Company other than in the ordinary course of business and consistent with past practice; (c) (i) any change in accounting methods or practices (including any change with respect to revenue recognition policies or any change in depreciation or amortization policies or rates) by the Company or (ii) any revaluation by the Company of any of its assets; (d) any Material Contract entered into by the Company, other than in the ordinary course of business and as provided to Purchaser, or any material amendment or termination of, or default under, any Material Contract to which the Company is a party or by which it is bound, other than in the ordinary course of business and as provided to Purchaser; (e) any amendment or change to the organization documents of the Company; (f) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its members or employees other than increases or modifications with respect to non-executive employees in the ordinary course of business; or (g) any agreement by the Company to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement and similar negotiations with other third parties).
	5.8	Subsidiaries. The Company does not own, beneficially or of record, any equity interest in any corporation, limited liability company, partnership, joint venture or other entity.
5.9	Taxes.
	(a)	The Company has filed or caused to be filed all Tax Returns, required to be filed under applicable Laws, and such Tax Returns are true and correct in all material respects;
	(b)	The Company has, within the time and in the manner prescribed by law, paid all Taxes that were due and payable and the Company will pay, within the time and in the manner prescribed by law all Taxes that become due and payable on or before the Closing;
	(c)	There is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes or the filing of any Tax Returns;
	(d)	There are no outstanding (i) powers of attorney granted by the Company concerning any Tax matter, (ii) agreements entered into with any taxing authority that would have a continuing effect on the Company after the Closing Date or (iii) Encumbrances (and immediately following the Closing Date there will be no Encumbrances) on the assets of the Company relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable;
	(e)	There is no examination, action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment against the Company underway or pending (or any threat of any of the foregoing that has been communicated to the Company) with respect to any Tax;
	(f)	The Company is not a party to any Tax allocation or sharing agreement. The Company has not been and is not now a member of an affiliated group of companies filing consolidated federal income Tax Returns or a member of any other group of companies filing consolidated, combined or unitary state, local or foreign income Tax Returns;
	(g)	As of the Closing Date, the Company’s liability for any unpaid Taxes will not exceed the reserve for unpaid Taxes then carried on its books and records;
	(h)	All Taxes required to be withheld by the Company on or before the Closing have been or will be withheld and paid when due to the appropriate agency or authority. The Company has timely filed all required information returns or reports, including Forms W-2 and Forms 1099, and accurately reported all information required to be included on such returns or reports;
	(i)	There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company, individually or collectively, which could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
	(j)	The Company has provided to Purchaser correct and complete copies of its Tax Returns which it has filed since 2005. The Company has not been audited by any taxing authority;
	(k)	The Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); and
	(l)	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date; and
	(m)	The Company has at all times since January 1, 2005 had in effect a valid election to be treated as an “S corporation” under Code Section 1362 and under the corresponding provisions of applicable state and local laws. Since January 1, 2005, the Company has not (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.
	(n)	Section 5.9(n) of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim; and
	(o)	The Company does not have and has never had any obligation to register a tax shelter under Code Section 6111 or to file any disclosure or maintain any list pursuant to Code Section 6112 and the Treasury Regulations. The Company has not entered into any reportable transaction as defined in Section 1.6011-4(b) of the Treasury Regulations.
5.10	Accounts Receivable. The Receivables of the Company shown on the Most Recent Balance Sheet, (a) arose in the ordinary course of business consistent with past practices, (b) except to the extent of any reserve for doubtful accounts shown on the Final Closing Balance Sheet as of the Closing Date, have been collected or, to the Knowledge of the Company and subject to reasonable and prudent collection efforts by Purchaser following the Closing, are collectible and are reasonably expected to be collected within 120 days following the Closing in the recorded book amounts thereof and (c) are not subject to any claim of offset, recoupment, setoff, or counter-claim and the Company has no Knowledge and any specific facts or circumstances that would give rise to any such claim. Schedule 5.10 sets forth a true and complete list of all Receivables as of the date hereof and the aging thereof and shows all Receivables not collectible and which cannot be reasonably expected to be collected within 120 days following the Closing. All Receivables on Schedule 5.10 represent sales actually made or services actually performed in the ordinary course of business with no additional services required to entitle Company to collect such Receivables, and have been fully collected or, to the Knowledge of the Company and subject to reasonable and prudent collection efforts by Purchaser following the Closing, are collectible and are reasonably expected to be collected within 120 days following the Closing net of reserves shown on the Final Closing Balance Sheet as of the Closing Date.
5.11	Transactions with Interested Persons. Each Seller, present or former director, officer or member of the Company and the members of their immediate family: (a) does not own directly or indirectly any interest in, or serve as an officer, director or member of, any supplier of the Company or any organization which has a contract or arrangement with the Company; (b) does not have any loans or receivables outstanding to the Company; (c) is not otherwise indebted to the Company; (d) does not own any property, real or personal, tangible or intangible, required for or used in the Business; or (e) is not owed any money or property by the Company, other than wages or salary earned in the ordinary course of business. Except as specifically set forth in this Agreement (including without limitation the payment of the Capital Appreciation Payments), the consummation of the transactions contemplated by this Agreement will not (either alone, or together with the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or otherwise) arising or becoming due from the Company or any of its successors or assigns (including Purchaser) to any Person (including the Company).
5.12	Title to Real Property. The Company does not own any real property. Section 5.12 of the Disclosure Schedule sets forth a list of each lease for real property to which the Company is a party or which covers any premises at which the Company operates its business or maintains any of its assets. The Company has, subject to the terms and conditions of its leases, a valid leasehold interest in each leased real property listed on Section 5.12 of the Disclosure Schedule, free and clear of any and all Encumbrances.
5.13	Government Contracting.
	(a)	Section 5.13(a) of the Disclosure Schedule lists (i) all currently outstanding bids by the Company that, if accepted or awarded, would result in a Government Contract (the “Government Bids”) and (ii) all Government Contracts, which list specifies which of those Government Contracts are currently in effect and which have been finally billed and paid. The Company has made available to the Purchaser true and correct copies of all such Government Contracts, and Government Bids (including all amendments and modifications thereof).
	(b)	Except as set forth in Section 5.13(b) of the Disclosure Schedule, with respect to each Government Contract or Government Bid: (i) the Company has complied with all material terms and conditions of contracts and in all material respects with requirements of applicable statutes, rules and regulations; (ii) no written allegation that the Company is in breach or violation of any statutory, regulatory or contractual requirement has been made to the Company which has not been withdrawn, addressed in writing (which writing has been made available to Purchaser) or otherwise resolved; (iii) all representations and certificates of the Company were current, accurate and complete when made, and the Company has complied in all material respects with all such representations and certificates; (iv) neither any Governmental Entity nor any prime contractor, subcontractor or other Person has notified the Company, either in writing or orally, that the Company has breached or violated any applicable law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, which breach or violation has not been addressed in writing (which writing has been made available to Purchaser) or otherwise resolved; (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not withdrawn, addressed in writing (which writing has been made available to Purchaser) or otherwise resolved; (vi) no material cost incurred by the Company or its subcontractors has been challenged (outside of customary cost and pricing negotiations and related submissions) or disallowed except in connection with audits conducted in the ordinary course of business or otherwise resolved; and (vii) no material sum of money due to the Company has been (or has been threatened to be) withheld or set off, nor has any claim been made to withhold or set off money. Except for Government Contract and Company Government Subcontracts which have been finally billed and closed, each Government Contract and Company Government Subcontract is valid and enforceable in accordance with its terms and applicable Law, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
	(c)	Neither the Company, nor to the Company’s or Sellers’ Knowledge, any of its officers, managers, members, employees or independent contractors, is or has been the subject of administrative, civil or criminal investigation, indictment or information by any Governmental Entity. To the Knowledge of the Company or the Sellers, there is no pending proceeding by any Governmental Entity against the Business or any employee of the Company with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. The Company has not initiated any internal investigation or made a voluntary written disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid or regarding any export or import matter. The Company has not made any misstatement or omission of material fact and there exists no irregularity in connection with any such voluntary disclosure that has led or would reasonably be expected to lead to any of the consequences set forth in the first two sentences of this or to a Material Adverse Effect.
	(d)	There are (i) no outstanding claims against the Company by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third-party arising under any Government Contract or Government Bid with respect to the Business and (ii) no outstanding disputes between a Governmental Entity and the Company under the Contract Disputes Act of 1978, as amended (41 U.S.C. 601 et seq.) or any other federal statute or between the Company and any prime contractor, subcontractor, vendor or other third-party arising under or relating to any such Government Contract, Company Government Subcontract or Government Bid with respect to the Business. To the Knowledge of the Company and the Sellers, the Company does not have an interest in any pending or potential claim against any prime contractor, subcontractor, vendor or other third-party arising under or relating to any Government Contract or Government Bid.
	(e)	Neither the Company, nor to the Company’s or Sellers’ Knowledge, any of its officers, managers, members, employees or independent contractors, nor any of its operations is, or has been, suspended or debarred from doing business with a Governmental Entity or is, or was, the subject of a finding of non-responsibility or ineligibility for U.S. government contracting. There exist no facts or circumstances that would reasonably be expected to result in the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any director or officer of the Company. With respect to each Government Contract, the Company’s cost accounting and procurement systems and the associated entries reflected in the Company’s financial statements are in compliance in all material respects with all applicable legal requirements.
	(f)	Except as set forth in Section 5.13(f) of the Disclosure Schedule, all cost and pricing data submitted in connection with each Government Contract or modification thereof, or a Government Bid, was current, accurate and complete in all material respects when the price thereof was negotiated and as of the date of any certificate of current cost or pricing data submitted by the Company for such Government Contract or Government Bid, and the Company has taken commercially reasonable actions to ensure that none of the Government Contracts is, or was negotiated, in violation of any “truth-in-negotiations” or “defective pricing” laws, rules or regulations to which it is subject, including, but not limited to, the Federal Property and Administrative Services Act, the Armed Services Procurement Act, the Truth in Negotiations Act, the False Claims Act and the Federal Acquisition Regulation.
	(g)	There exists no Government Contract as to which the Company’s current estimated cost at completion exceeds the aggregate contract revenue recorded or to be recorded under such contract through completion.
	(h)	The Company has no fixed-price development contracts governed by DFARS Part 235.
	(i)	The Company has complied in all material respects with applicable facilities and personnel security clearance requirements of the United States, including any set forth in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual (DOD 5220.22-M) relating to the Business.
	(j)	The Company has complied in all material respects with all applicable cost accounting standards and cost principles and has not received written notice from the sponsoring United States Government Agency Administrative Contracting Officer and/or auditors of any intent to suspend, disapprove or disallow any material costs.
	(k)	None of the rates or rate schedules submitted to Governmental Entities with respect to the Government Contracts relating to the Business have been closed.
	(l)	All U.S. government personnel that have been employed or retained by the Company are, and the Company is, in compliance in all material respects with all legal requirements governing post-government employment.
	(m)	The Company is in compliance with any warranties of technical data which it may have provided to the U.S. government under Government Contracts.
	(n)	Except for the contracts set forth on Section 5.13(n) of the Disclosure Schedule, (i) there are no change of control or similar provisions or any obligations arising under any Government Contract or Government Bid which are created, accelerated or triggered by the execution and delivery of this Agreement and the transactions contemplated hereby; (ii) the transactions contemplated hereby will not constitute a “change of control,” and will not require the consent from or the giving of notice to any Person, permit any Person to terminate, grant any repayment rights to any Person or create any other detriment under the terms, conditions or provisions of any Government Contract, Company Government Subcontract or Government Bid; and (iii) to the Knowledge of the Company and the Sellers, none of the other parties to any Government Contract or Government Bid intends to terminate or cancel any of the such contracts or bids as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
	(o)	Except as set forth on Section 5.13(o) of the Disclosure Schedule, there are no oral or written warranties of any nature with respect to the quality, absence of defects, performance, compatibility or operation of the products or services which it has sold, developed or performed, liquidated damages, indemnification or similar provisions or obligations under any Government Contract or Government Bid.
	(p)	Except as set forth on Section 5.13(p) of the Disclosure Schedule, all Government Contracts have been finally billed, paid and closed.
5.14	Export Control Laws; Encryption and Other Restricted Technology. The Company has, since its inception, materially complied with all U.S. export control Laws regarding any export of its products or technology, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State. To the Knowledge of the Company, the Business as currently conducted does not require the Company to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology. The Company has not, since its inception, received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.
5.15	Patents, Trademarks, Trade Names, Service Marks and Copyrights.
	(a)	For purposes of this Agreement, the terms below will have the following meanings:
(i) “Intellectual Property Rights” means copyright rights (including, without limitation, the right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation, trade names, trademarks, service marks, and trade dress), patent rights (including, without limitation, the right to exclude others from making, using, importing and selling in the applicable territory), domain names, trade secrets, moral rights, right of publicity (but only to the extent such a right is recognized under applicable law), goodwill embodied any of the foregoing, any and all tangible embodiments of any of the foregoing and the right to sue for part infringement of any of the foregoing, as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction throughout the world.
(ii) “Company Product(s)” means each (and all) of the products of the Company (including without limitation all components, parts, integrated circuits or elements thereof, tools, kits, Software, databases, interfaces, systems, devices, hardware, equipment, other tangible items designed, developed, manufactured, maintained, assembled, sold, leased, installed, repaired, licensed, hosted or otherwise made available by the Company and any services performed by the Company).
(iii) “Software” shall mean any and all programs, software, firmware, middleware and code, including without limitation applets, applications, interfaces, scripts, calls, operating systems, libraries, assemblers, compilers, design tools, source code, object code, database technologies, architecture, drivers, data and user interfaces, in any form or format, however fixed.
(iv) “Open Source Materials” means all Software or other material that is distributed as “free software,” “open source software,” “copyleft software” or under a similar licensing or distribution model (including but not limited to any version of the Affero General Public License (AGPL), Creative Commons License, GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
	(b)	The Company is not, nor will it be, as a result of the execution and delivery of this Agreement, in violation of any licenses, sublicenses or other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property (“Third-Party Intellectual Property Rights”). As of and immediately after the Closing, the Company will own all right, title and interest in, or to have a license to use all Intellectual Property Rights material to its business and operations on terms and conditions identical in all respects to those enjoyed by Company immediately prior to the Closing.
	(c)	There are no claims (pending or threatened), proceedings or outstanding decrees, orders, judgments or stipulations (i) against or restricting in any manner the use, transfer or licensing by the Company of any Intellectual Property Rights owned or purported to be owned by Company (the “Company Intellectual Property Rights”), or to the Company’s Knowledge, any Third-Party Intellectual Property Rights, (ii) against or restricting in any manner the use, provision, development, modification, manufacture, reproduction, assembly, sale, license, hosting, maintenance, lease, delivery, installation, repair or other disposition of any Company Products, or (iii) to the Company’s Knowledge, which might affect the validity, use or enforceability of any Company Intellectual Property Rights. Neither Sellers nor the Company know of any valid grounds for any bona fide claims (1) to the effect that the use, provision, development, modification, manufacture, reproduction, assembly, sale, license, hosting, maintenance, lease, delivery, installation, repair or other disposition of any Company Products or the use, sale or licensing of any Intellectual Property Rights (as such Intellectual Property is now used, sold or licensed by the Company), infringes on the Intellectual Property Rights of any third-party; (2) against the use by the Company of any Intellectual Property Rights used or necessary for use in connection with the conduct of the Business of the Company as conducted prior to or on the date of this Agreement; (3) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights; or (4) challenging the license or legally enforceable right to use of any Third-Party Intellectual Property Rights by Company.
	(d)	Section 5.15 (d) of the Disclosure Schedule sets forth a true, accurate and complete list of all registered Company Intellectual Property Rights (“Company Registered Intellectual Property”), and a brief description of all material unregistered Company Intellectual Property Rights (other than trade secret rights) and all Internet addresses for websites owned and/or operated by or for the Company (collectively, the “Proprietary Rights”). Each item of Company Registered Intellectual Property is valid and subsisting and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property, which have become due and payable, have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. No opposition proceedings have been commenced related to Company Registered Intellectual Property in any jurisdictions which such procedures are available. The Company does not jointly own or claim any right, title or interest with any other Person of any Company Intellectual Property Rights.
	(e)	The Company owns or possesses sufficient legal rights to all Intellectual Property Rights (i) used in the Business including without limitation the use, development, manufacture or reproduction, assembly, sale, license, hosting, maintenance, lease, installation, repair, licensed or other disposition of any Company Products, to the extent applicable and/or (ii) necessary for the operation of the Company’s Business as conducted prior to or on the date of this Agreement; provided, however, that the Company’s rights to use Intellectual Property Rights granted by a Governmental Entity, or by a prime contractor or upper tier subcontractor under the Government Contracts, are subject to the terms and limitations of such Government Contracts. The Company is the sole owner of all right, title and interest in and to all of the Proprietary Rights and all trade secrets owned or purported to be owned by the Company, free and clear of all Encumbrances and restrictions whatsoever, except for rights that may have been granted to any Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract. To the Knowledge of the Company, the Company has the right to use all unregistered common law trade names, trademarks, and service marks identified in Section 5.15(d) of the Company Disclosure Schedule in each and every country and jurisdiction in which the Company is using such unregistered Company Intellectual Property Rights. The Company is the registrant listed in the domain name record on file with the applicable Registrar with respect to all Internet addresses for websites owned and/or operated by or for the Company identified in identified in Section 5.15(d) of the Company Disclosure Schedule.
	(f)	To the Knowledge of the Company, none of the Proprietary Rights or the Company Products, now or in the past, infringed or infringes upon any Intellectual Property Rights of any other Person. The Company has not received any notice of any such infringement. To the Knowledge of the Company and the Sellers, no employee of the Company is in violation of any term of any Contract relating to the protection of the Intellectual Property Rights of any previous employer. To the Knowledge of the Company, no Person is materially infringing or misappropriating any Company Intellectual Property Rights.
	(g)	With respect to Company Products prepared for the US Government or services performed by Company in connection with government projects (i) only approved Open Source Materials as downloaded from the NSA repository of approved open source products are used by Company, and (ii) Company is in full compliance with all governmental laws, rules, regulations and guidelines regarding the use of such Open Source Materials. There are no Software products both owned by and in the custody of Company (“Company Reusable Software”) that utilize or incorporate Open Source Materials.
	(h)	All Company Products sold, licensed, leased, hosted or delivered by the Company to customers on or prior to the Closing conform in all material respects to applicable contractual commitments, express and implied warranties, service level commitments, product specifications and product documentation and to any representations made to customers. The Software embodied or included in the Company Products currently marketed or provided by the Company does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other malicious software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).
	(i)	The Company has complied in all material respects with all applicable U.S. and foreign federal laws, rules and regulations and its internal privacy policies and state laws, rules and regulations and all foreign laws, rules or regulations relating to (i) the privacy of users of Company Products and all Internet websites owned, maintained or operated by the Company and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company, and the privacy policies of the Company, including the privacy policies included in the Company’s Internet website, have been made available to Purchaser.
	(j)	Except as set forth in Section 5.15 (j) of the Company Disclosure Schedule, neither the Company nor any other Person authorized to act on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. Section 5.15 (j) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow holder or any other person, any Company Source Code. No event (including the consummation of this transaction) has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company (or any Person authorized to act on its behalf) to any Person of any Company Source Code. “Company Source Code” means, collectively, any Software source code, any material portion or aspect of Software source code, or any material proprietary information or algorithm contained in or relating to any Software source code, owned by the Company or embodied or incorporated in any Company Product.
	(k)	The computer, information technology and data processing systems, facilities and services used by the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company, but excluding any Software, hardware, networks, communications facilities, platforms and related systems and services of any Governmental Entity or any prime contractor, subcontractor, vendor or other third party used by the Company in the performance of any Government Contract, (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company. The Company has taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems from Contaminants. As of and immediately after the Closing, the Company will have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the Systems as Company would have had and been able to exercise had this Agreement, documents and instruments to be executed and delivered after the date of this Agreement not been entered into and the transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise have been required to pay anyway.
	(l)	Except as set forth in Section 5.15(l) of the Company Disclosure Schedule, the Company has no obligation to pay any royalties, license fees or other similar amounts or provide or pay any other similar consideration to any Person by reason of the ownership, use, exploitation, practice, sale or disposition of Company Intellectual Property Rights (or any tangible embodiment thereof) or the reproducing, making, using, selling, offering for sale, distributing or importing any Company Product.
	(m)	Except as set forth in Section 5.15(m) of the Company Disclosure Schedule, the Company has not granted any third party any right to manufacture, reproduce, distribute, license, market or exploit the Company Product or make any enhancements, modifications, or derivative works based on the Company Products or any portion thereof.
	(n)	The Company is not and never has been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company to grant or offer to any other Person any license or right to the Company Products or Company Intellectual Property Rights, including without limitation any future Intellectual Property Rights developed, conceived, made or reduced to practice by the Purchaser or the Company after the date of this Agreement.
	(o)	Except as set forth on Section 5.15(o) of the Disclosure Schedule, all current and former employees of the Company who have contributed to the creation or development of any Company Intellectual Property Rights have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Work Product Agreement previously delivered by the Company to Purchaser. No current or to the Company’s Knowledge former employee is in violation of any term of any such agreement.
	(p)	All current and former consultants and independent contractors to the Company who have contributed to the creation or development of any Company Intellectual Property Rights have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Work Product Agreement previously delivered to Purchaser. To the Company’s Knowledge, no current or former consultant or independent contractor is in violation of any term of any such agreement. No current or former employee, member, consultant or independent contractor to the Company has any right, claim or interest in or with respect to any Company Intellectual Property Rights or any Company Products or portions thereof. Ownership of and title to any and all Intellectual Proprietary Rights arising from services performed for the Company by any current or former employee, member, consultant or independent contractor to the Company vested in Company as a matter of law and/or contractual assignment without condition or restriction. No Intellectual Property Rights owned by an employee prior to his or her employment with the Company, or by a Consultant prior to or outside of his engagement with Company, was used or is necessary for use in connection with the conduct of the business of the Company as conducted prior to or on the date of this Agreement, including without limitation in or in connection with the Company Products.
	(q)	All authors of any works of authorship in the Company Intellectual Property Rights and Company Products have prepared such works in jurisdictions that do not recognize moral rights.
	(r)	The Company has taken commercially reasonable measures and precautions necessary to protect and maintain the confidentiality of all trade secrets in which the Company has (or purports to have) any right, title or interest (or any tangible embodiment thereof) (“Company Trade Secrets”). The Company has not disclosed any Company Trade Secrets to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any trade secret not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such trade secret, or is otherwise lawful. Company has not received any notice from a third party that there has been an unauthorized use or disclosure of any Company trade secrets or unauthorized use or disclosure by Company of the trade secrets of others.
5.16	Insurance. Section 5.16 of the Disclosure Schedule sets forth a true, complete and accurate list of each of the policies of insurance with respect to the business of the Company, each of which policies is in full force and effect. The Company has made available to Purchaser a true, correct and complete copy of each such insurance policy. The Company has no Knowledge that any of such policies will not be renewed (upon the same terms and conditions as are currently in effect) upon the expiration thereof. The Company has not been refused any insurance by an insurance carrier during the past three years nor has any insurance policy been cancelled with respect to the Company or its business. There is no claim by the Company pending under any of such policies. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company’s current and historical policy limits have not been materially eroded by the payment of claims. There are no claims against the Company being handled under a reservation of rights letter.
5.17	Contracts and Commitments.
	(a)	The Company has made available to Purchaser a true and correct copy of all Material Contracts and a written summary of all oral Material Contracts. All Material Contracts of the Company are listed in Section 5.17 of the Disclosure Schedule, with each oral Material Contract separately identified as such in Section 5.17 of the Disclosure Schedule.
	(b)	With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Knowledge of the Company and the Sellers, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the Company nor, to the Knowledge of the Company or the Sellers, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by the Company or, to the Knowledge of the Company or the Sellers, by any such other party, or permit termination, modification or acceleration, under such Material Contract.
5.18	Litigation.
	(a)	There are no claims, legal actions, decrees, judgments, orders, settlement agreements, arbitration or other proceeding, suit or governmental investigation pending or, to the Knowledge of the Company or the Sellers, threatened against the Company. The Company has not been charged with any violation of, nor is it in violation of, or in default with respect to, any Order.
	(b)	There are no claims, legal actions, decrees, judgments, orders, settlement agreements, arbitration or other proceeding, suit or governmental investigation pending or, to the Knowledge of each Seller, threatened against any Seller which could reasonably be expected to adversely affect Sellers’ ability to consummate the transactions contemplated by this Agreement. Each Seller has not been charged with any violation or, nor is in violation of, or in default with respect to, any Order which could reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement.
5.19	Compliance with Laws and Regulatory Audits. The Company (a) holds all Permits which are necessary for the Business of the Company as currently conducted and as proposed to be conducted and (b) has complied with all Laws or Orders applicable to the Company unless such failure to comply would reasonably be expected to result in Losses exceeding $25,000 in the aggregate. The Company has not received any notice or communication from or on behalf of any Governmental Entity alleging any violation of any Permit or that the Company requires any Permit for its Business that currently is not held by the Company.
5.20	Environmental Matters.
	(a)	With respect to environmental matters, (i) the Company has not generated, used, transported, treated, stored, released or disposed of, and has not knowingly suffered or permitted any other Person to generate, use, transport, treat, store, release or dispose of any hazardous substance in violation of any laws, (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any hazardous substance by the Company in connection with the operation of their business or the use of any property or facility which has created or might reasonably be expected to create any material liability under any laws or which would require reporting to or notification of any governmental entity, (iii) to the Knowledge of the Company, there has not been any generation, use, transportation, treatment, storage, release or disposal of any hazardous substance in connection with the operation of any former property or facility of the Company or any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any material liability under any laws or which would require reporting to or notification of any governmental entity, (iv) to the Knowledge of the Company, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any property or facility of the Company and (v) to the Knowledge of the Company, any hazardous substance handled or dealt with in any way in connection with the Company has been and is being handled or dealt with in all respects in material compliance with applicable laws.
	(b)	The Company has not (i) received notice that it is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sections 9601, et seq., and the regulations promulgated thereunder (“CERCLA”) or any other applicable Law, (ii) submitted or been required to submit any notice pursuant to Section 103(c) of CERCLA, (iii) received any written request for information in connection with any federal or state environmental cleanup site or (iv) been required to undertake any prospective or remedial action or clean-up action of any kind at the request of any governmental entity, or at the request of any other Person relating to any applicable environmental law. The Company has conducted their business in material compliance, with all applicable federal, state and local environmental laws.
5.21	Employees.
	(a)	Except as set forth in Section 5.21(a) of the Company Disclosure Schedule, no member or employee of the Company, or consultant or independent contractor who provides services to the Company (such member, employee, consultant, or contractor collectively, the “Service Providers”) is subject to any contracts, written or unwritten, that specify a particular employment or service term, or limit the Company’s right to terminate the employment or service relationship of such Service Provider with the Company. The Company has not misclassified any of its employees as independent contractors. The Company does not have any contractual obligation to pay any of such Service Providers any severance benefits in connection with their termination of employment or service except as listed in Section 5.21(a) of the Disclosure Schedule.
	(b)	The Company is in material compliance with all applicable federal, state and local laws, rules and regulations relating to the employment of its employees, including, but not limited to, those relating to discrimination, the payment of wages, the Family and Medical Leave Act, the Fair Labor Standards Act, wrongful discharge, unfair labor practices, and occupational safety and health.
	(c)	There is no litigation, administrative proceeding or arbitration against the Company involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, and claims related to occupational safety and health laws. The Company is not obligated to pay any fees or expenses to any employee or former employee that is not related to payroll, other than reimbursement for business expenses.
5.22	Employee Benefit Plan and Related Matters.
	(a)	Section 5.22 of the Disclosure Schedule contains an accurate and complete list of each “employee benefit plan,” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each employment, severance or similar contract, plan arrangement or policy and each other written or unwritten plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) for the benefit of any of its respective current or former employees, directors, managers or consultants (or any dependent or beneficiary thereof) or any current or former director or independent contractor of the Company (and, if applicable, related trust or funding agreements or insurance policies) (collectively, the “Employee Plans”). Each Employee Plan and all amendments thereto and written interpretations thereof (including without limitation all current summary plan descriptions) have been made available to Purchaser together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Each Employee Plan has been established and maintained in all material respects in accordance with its terms and in all material respects in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code.
	(b)	Neither the Company, any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.
	(c)	Neither the Company, any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.
	(d)	Nothing has occurred that would reasonably be expected to cause any Employee Plan that is intended to be qualified under Section 401(a) not to be so qualified. The Company has provided to Purchaser copies of the most recent IRS determination, advisory and/or opinion letters with respect to each such Employee Plan.
	(e)	Except as set forth in Section 5.22(e) of the Disclosure Schedule, the Company does not have any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits with respect to current or former employees, managers or consultants, except as required to avoid excise tax under Section 4980B of the Code or comply with similar state law.
	(f)	Except as set forth in Section 5.22(f) of the Disclosure Schedule, no current or former employee, director or consultant of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit as a result of the transactions contemplated by this Agreement.
	(g)	To the Knowledge of the Company and the Sellers, there have been no prohibited transactions (within the meaning of Section 406 of ERISA or 4975 of the Code) with respect to any Employee Plan. No fiduciary (within the meaning of Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or for any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Plan. There have been no acts or omissions by any Person with respect to any Employee Plan that have given rise to, or could reasonably be expected to give rise, to any material liability under Section 502 of ERISA.
	(h)	Except as set forth in Section 5.22(h) of the Disclosure Schedule, the Company does not maintain or otherwise have any liability with respect to any deferred compensation, excess benefit or other non-qualified supplemental retirement plan, program or arrangements. No Employee Plan provides to any “service provider” (within the meaning of Section 409A of the Code) any compensation, benefits or payments which could subject such service provider to gross income inclusion or tax pursuant to Section 409A(a)(1) of the Code. No “leased employee” (within the meaning of Section 414(n) of the Code), performs any material services for the Company. The Company does not have any material liability, whether absolute or contingent, including any obligations under any Employee Plan, with respect to any misclassification of a person performing services for the Company as an independent contractor rather than as an employee.
5.23	Brokers’ and Finders’ Fees. Except for fees and expenses payable to Evergreen Capital, the Company is not obligated to pay any fees or expenses of any other broker, finder or employee of the Company in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby. Section 5.23 of the Disclosure Schedule sets forth the fees and expenses payable by the Company to Evergreen Capital. All such fees and expenses have been paid or will be paid by the Company prior to the Closing Date.
5.24	Indebtedness. Section 5.24 of the Disclosure Schedule sets forth a list of all agreements and other instruments under which the Company has Indebtedness. Except as set forth on Section 5.24 of the Disclosure Schedule, the Company is not in default that would allow any lenders to accelerate and make immediately payable any payments due under any of the agreements or other instruments listed on Section 5.24 of the Disclosure Schedule, nor is the Company aware of any event that, with the passage of time, or notice, or both, reasonably could be expected to result in an event of material default thereunder.
5.25	Backlog. A true and complete list of the Company's Total Backlog and Funded Backlog (collectively, the “Backlog”) pending as of March 31, 2010 is set forth in Section 5.25 of the Disclosure Schedule. The Backlog does not include any revenue from the sale of goods or the delivery of services by the Company that has been recognized in the Financial Statements. The Backlog is based on assumptions and information that management of the Company deems reasonable; provided, however, that there can be no assurance that the Backlog will be realized and actual results may differ materially. For purposes of this Agreement, “Funded Backlog” shall mean that portion of Total Backlog that is fully funded by the applicable Governmental Entity as of a particular date.
5.26	Fair Labor Standards Act. Section 5.26 of the Disclosure Schedule is a complete and accurate list of all of the employees of the Company as of December 31, 2008. Each such employee is correctly categorized on Section 5.26 of the Disclosure Schedule as either “exempt” or “non-exempt” under the Fair Labor Standards Act and is paid in conformance with the requirements of applicable federal and state law.
5.27	Data Protection. The Company has complied in all material respects with all applicable data protection, personal information protection and privacy laws governing the use, collection, disclosure and retention of personal information.
5.28	Bank Accounts. The Disclosure Schedule contains a list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company; and (iii) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.
5.29	Disclosure. To the Knowledge of the Company and the Sellers, no representation or warranty in this Section 5 (as such Section is modified by the Disclosure Schedule) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein, in light of the circumstances in which such statements were made, not misleading.
5.30	No Other Representations. Except for the representations and warranties set forth in this Agreement, the Disclosure Schedules and other Transaction Documents, neither Company, any Seller nor any other Person acting on behalf of the Company or any Seller makes any other representation or warranty, written or oral, express or implied, with respect to the Company, its business, operations, assets, liabilities condition (financial or otherwise) or prospects of Company (including any projections, budgets and/or forecasts) or the negotiation, execution, delivery or performance of this Agreement by Company. Notwithstanding the foregoing, nothing herein shall in any respect limit or modify the effect of representations and warranties and assumptions and estimates implicit therein, of the Company, any Seller or any other Person acting on behalf of the Company or any Seller.
6.	Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers and the Company that the statements contained in this Section 6 are true and correct.
	6.1	Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Purchaser has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.
	6.2	Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Purchaser hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings or approvals on the part of Purchaser or the shareholders of Purchaser are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitute, or upon such execution and delivery by Purchaser will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
	6.3	No Conflict; Required Filings and Consents. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to be executed and delivered by Purchaser hereunder does not, and the performance of this Agreement and such other Transaction Documents by Purchaser will not, (a) conflict with or violate the Articles of Incorporation or bylaws of Purchaser, (b) conflict with or violate any Law, or Order applicable to Purchaser or any of its subsidiaries or by which its or their respective properties are bound or affected, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Purchaser or its subsidiaries of any right or benefit under, or impair Purchaser’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries pursuant to, any Contract, Law or Order to which Purchaser or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity.
	6.4	No Other Representations. Except for the representations and warranties set forth in this Agreement, the Disclosure Schedules and other Transaction Documents, neither Purchaser nor any other Person acting on behalf of the Purchaser makes any other representation or warranty, written or oral, express or implied, with respect to the Purchaser or the negotiation, execution, delivery or performance of this Agreement by the Purchaser.
7.	Additional Agreements.
	7.1	Employees. The Company will use commercially reasonable efforts in consultation with the Purchaser to retain existing employees of the Company through the Closing Date. Purchaser intends to retain the employment of substantially all employees of the Company effective upon the Closing Date, upon terms and conditions to be agreed between the Purchaser and the Company (the “Continuing Employees”).
	7.2	Employees Benefits. For the period beginning on the Closing Date and ending on October 31, 2010, Purchaser agrees to maintain levels of Seismic LLC 401K PSP (“Seismic 401K”), “welfare benefit plans” as defined in Section 3(1) of ERISA (the “Welfare Benefit Plans”) and, to the extent consistent with the budget of the Company, other employee non-equity based benefits for all employees of the Company, in the aggregate, not to exceed and not less than benefits provided to the Company employees under Seismic 401K, Welfare Benefit Plans and other benefits provided to the Company employees immediately prior to the Closing. With respect to the Welfare Benefit Plans provided to employees of the Company following the Closing, Purchaser will, or will cause the Company to: (i) to the extent waivable, waive any pre-existing condition or exclusion and any applicable waiting periods in any Welfare Benefit Plan in which any employee of the Company as of the Closing Date may be entitled to participate; (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any Welfare Benefit Plan in which any such employee may be eligible to participate after the Closing and (iii) recognize all continuous service of all such employees with the Company immediately prior to the Closing for purposes of eligibility to participate and vesting credit for future vacation accrual rate and leave accrual, in any Welfare Benefit Plan in which such employees may be eligible to participate after the Closing.
	7.3	Public Announcements. Purchaser and the Seller Representative, acting on behalf of the Company and the Sellers, shall consult with each other before issuing any press release with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and shall not issue any such press release or make any such public statement, except as required by Law or any listing agreement with any applicable national securities exchange, without the prior consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned. From and after the Closing Date, any press release or public statements with respect to the transactions contemplated by this Agreement and the other Transaction Documents shall be made solely at the discretion of the Purchaser, and no other Party shall issue any press release or make any public statements about such transactions without the prior written consent of the Purchaser.
	7.4	Further Assurances. From time to time, at Purchaser’s request, whether on or after the Closing Date and without further consideration, each Party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance and transfer and take such other action as the other Party(ies) reasonably may require more effectively to convey and transfer to Purchaser title to the Interests and to effectuate the transactions contemplated hereby.
7.5	Tax Matters.
	(a)	Tax Returns; Tax Refunds.
		(i)	The Seller Representative shall prepare, or cause to be prepared, and file, or cause to be filed, all income Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Seller Representative shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence at least ten (10) days prior to filing and shall not file any such Tax Return without the written consent of Purchaser, which consent shall not be unreasonably withheld, delayed, or conditioned. The Parties agree that any Tax deduction or other Tax benefit resulting from or relating to the making of any Capital Appreciation Payments shall inure to the Company with respect to periods ending on or prior to the Closing Date. The Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election (as described in Section 7.6) on such Tax Returns to the extent required by applicable law. The Sellers shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, but shall be reimbursed to the extent of any Section 338(h)(10) Tax Adjustment, as provided in Section 7.6 hereof. The Seller Representative and the Sellers shall not file or cause to be filed any amended Tax Return or claim for Tax refund for any Tax period ending on or before the Closing Date without the written consent of the Purchaser, to the extent that such action would reasonably be expected to change the Tax liability of the Purchaser or the Company for any Tax period after the Closing Date.
		(ii)	Purchaser shall prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns with respect to the Company which are due following the Closing Date, other than the Tax Returns described in Section 7.5(a)(i) above. Such Tax Returns shall be prepared, to the extent permitted by law, in a manner consistent with the prior practice of the Company. At least ten (10) days prior to the filing of any Tax Return with respect to any Tax period beginning prior to the Closing Date but ending after the Closing Date, Purchaser shall submit copies of such Tax Returns, in draft form, to the Seller Representative, for written approval by the Seller Representative, which approval shall not be unreasonably delayed, withheld or conditioned.
		(iii)	Any Tax refunds that are received by the Purchaser in respect of the Company, shall be for the account of the Sellers to the extent that such refunds relate to Pre-Closing Tax Periods (as defined in Section 7.5(b) hereof), and the Purchaser shall pay over to the Sellers any such refund as soon as reasonably practicable after receipt thereof to the extent such refund was not included as an asset in the Adjusted Closing Working Capital.
	(b)	Proceedings and Cooperation.
		(i)	Purchaser shall communicate with the Seller Representative regarding the status of any proceedings (“Proceeding”) related to Taxes of the Company for any taxable period ending on or prior to the Closing Date and the portion through the end of the Closing Date of any taxable period that includes but does not end on the Closing Date (“Pre-Closing Tax Periods”). The Seller Representative shall have the right to control the conduct and resolution of any Proceeding related to Tax matters for Pre-Closing Tax Periods; provided, however, that if any of the issues raised in such Proceeding could reasonably be expected to have an effect on the Tax liability of the Purchaser or the Company for any taxable period beginning after the Closing Date (the “Post-Closing Tax Period”), then the Seller Representative shall not settle any such Proceeding with respect to such issues without Purchaser’s written consent, which shall not be unreasonably withheld, delayed or conditioned. If the Seller Representative has the right to control the conduct and resolution of such Proceeding but elects in writing not to do so, then Purchaser shall have the right to control the conduct and resolution of such Proceeding, provided that Purchaser shall keep the Seller Representative informed of all developments on a timely basis and Purchaser shall not resolve such Proceeding in a manner that could reasonably be expected to have an adverse effect on the Sellers without the advance written consent of the Seller Representative, which shall be timely and shall not be unreasonably withheld, conditioned or delayed.
		(ii)	Purchaser, the Company, the Seller Representative and the Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Purchaser agree (i) to retain all books and records with respect to Taxes pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent reasonably notified by the Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, to allow such other party to take possession of such books and records.
		(iii)	Purchaser, the Seller Representative, the Company and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).
	(c)	Purchaser, the Seller Representative, the Company and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code, and all Treasury Regulations promulgated thereunder.
7.6	Section 338 Election.
	(a)	Sellers agree to join with Purchaser in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign Tax law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Interests of the Company hereunder, including executing and filing IRS Form 8023 and all other forms, returns, elections, schedules, and documents required to effect the Section 338(h)(10) Election. The Sellers will pay any Tax, including any liability of Company for Tax, attributable to the making of the Section 338(h)(10) Election and the Sellers will, jointly and severally, indemnify the Purchaser and Company against any Losses arising out of any failure to pay such Tax, but shall be reimbursed to the extent of any Section 338(h)(10) Tax Adjustment, as provided hereinafter in this Section 7.6. The Purchase Price and the liabilities of the Company (plus any other relevant items) shall be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with the assets' respective fair market values, as set forth on the allocation schedule (the “Allocation Schedule”). The parties agree that the for all Tax purposes hereunder, including without limitation the Allocation Schedule and the preparation and filing for Form 8883 hereunder, a maximum aggregate amount of $100,000 shall be allocated to the Noncompetition Agreements. Purchaser shall deliver the Allocation Schedule to the Seller Representative within sixty (60) days of the Closing Date. The Seller Representative shall have the right to review and raise any objections in writing to the Allocation Schedule for fifteen (15) days after the receipt thereof. If the Seller Representative disagrees with respect to any material item in the Allocation Schedule, the parties shall negotiate in good faith to resolve the dispute. If the Purchaser and the Seller Representative are unable, within fifteen (15) calendar days after receipt by the Purchaser of such notice of objections, to resolve the disputed items, such disputed items will be referred to the Independent Accounting Firm, and, except as set forth specifically in this Section 7.6(a), the procedures set forth in Section 2.2(d) shall be followed and apply with respect to such dispute. The Independent Accounting Firm shall, within thirty (30) calendar days following its selection, deliver to Purchaser and the Seller Representative a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the parties thereto for purposes of the Allocation Schedule. The fees and disbursements of the Independent Accounting Firm shall be borne equally by each party. Purchaser, Company, the Seller Representative and the Sellers agree to be bound by the Allocation Schedule and act, or cause their respective Affiliates to act, in accordance with the Allocation Schedule in all federal, state and local Tax Returns (including, without limitation, Form 8883).
	(b)	The Seller Representative shall deliver to the Purchaser, within sixty (60) days after the Closing Date, a detailed computation of the Section 338(h)(10) Tax Adjustment and the Gross Up Payments and such other schedules and information that may be relevant to such computation (the “Section 338 Tax Notice”). The Seller Representative shall prepare the Section 338 Tax Adjustment in a manner consistent with the Allocation Schedule. The “Section 338(h)(10) Tax Adjustment” is equal to the amount, if any, of any additional cash consideration that is necessary to be paid to the Sellers to make the Sellers whole, for the Company and the Sellers’ additional Taxes attributable to the Section 338(h)(10) Election, but shall not include any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election which are imposed under Section 1374. The Section 338(h)(10) Tax Adjustment shall equal the sum of (x) the positive excess, if any, of (i) the net after-Tax proceeds that the Sellers would have received and retained had the Sellers sold 100% of the Shares without a Section 338(h)(10) Election over (ii) the net after-Tax proceeds that the Sellers are expected to receive and retain by selling 100% of the Interests pursuant to the terms of this Agreement with the Section 338(h)(10) Election excluding any Taxes imposed under Section 1374, plus (y) the Gross Up Payment. The Section 338(h)(10) Tax Adjustment shall be determined taking into account all appropriate federal, state, and local Tax implications (including taxes imposed on the receipt of any Gross Up Payments) in a transaction in which the installment sale method does not apply. A “Gross Up Payment” shall mean, with respect to the Sellers, a payment by Purchaser to the Sellers of an additional amount such that, after paying all federal, state and local income Taxes attributable to the receipt of amounts pursuant to this Section 7.13, the Sellers have received a net after Tax amount equal to the Section 338(h)(10) Tax Adjustment.
	(c)	If the Purchaser disagrees with any item or amount set forth in the Section 338 Tax Notice, then the Purchaser shall have thirty (30) days following its receipt of the Section 338 Tax Notice (the “Tax Payment Objection Period”) to deliver written notice to the Seller Representative (the “Tax Payment Objection Notice”) of such disagreement, which Tax Payment Objection Notice shall include an explanation of such disagreement. During the Tax Payment Objection Period, the Purchaser and its accountants will be permitted to examine the work papers and other materials used or generated by the Seller Representative and its Tax advisors in connection with the preparation of the Section 338 Tax Notice and such other documents as the Purchaser may reasonably request in connection with its review of the Section 338 Tax Notice.
	(d)	If the Purchaser provides written notice to the Seller Representative of Purchaser’s approval of the Section 338 Tax Notice, or if the Purchaser does not timely deliver a Tax Payment Objection Notice before the expiration of the Tax Payment Objection Period with respect to the Section 338 Tax Notice, then the Section 338 Tax Notice shall be deemed to have been accepted and approved by the Purchaser and shall thereafter be final and binding upon the parties to this Agreement for purposes of this Section 7.6. If the Purchaser does timely deliver a Tax Payment Objection Notice with respect to the Section 338 Tax Notice before the expiration of the Tax Payment Objection Period, then the Section 338 Tax Notice shall not be final and binding until such objections are resolved. In resolving such objections, Purchaser and the Seller Representative if unable, within fifteen (15) calendar days after receipt by the Seller Representative of the Tax Payment Objection Notice, to resolve the disputed items, such disputed items will be referred to the Independent Accounting Firm, and, except as specifically set forth in this Section 7.6, the procedures set forth in Section 2.2(d). shall be followed and apply to such dispute. The Independent Accounting Firm shall, within thirty (30) calendar days following its selection, deliver to Purchaser and the Seller Representative a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the Parties for the purposes of the amount of the Section 338(h)(10) Tax Adjustment.
	(e)	If the Section 338 Tax Notice, as finally determined pursuant to Section 7.5(d) above, shows the Section 338(h)(10) Tax Adjustment of greater than $0.00, then the Purchaser will pay, or cause to be paid, to the Sellers the amount of such Section 338(h)(10) Tax Adjustment; provided, however, that amounts payable by Purchaser as a Section 338(h)(10) Tax Adjustment shall be limited to a maximum amount of Three Hundred Fifty Thousand Dollars ($350,000). Any Section 338(h)(10) Tax Adjustment payable by the Purchaser to the Sellers pursuant to this Section 7.6 shall be paid by the Purchaser to the Sellers by wire transfer of immediately available funds as soon as reasonably practicable of the final determination thereof to a bank account designated in writing by the Sellers no later than one (1) business day prior to the payment date
7.7	Manager and Officer Liability and Indemnification. For a period of six (6) years from the Closing Date, the organizational documents of the Company (and any of its successors or assigns) will contain provisions no less favorable than are set forth in the Company Operating Agreement as of the date hereof with respect to indemnification of each person who is a current manager or officer of the Company, unless such modification will be required by Law and then only to the minimum extent required by Law; provided, that, the Sellers shall not be entitled to indemnification for any matter that directly relates to a breach of representation or warranty hereunder. Notwithstanding the foregoing, nothing in this Section 7.7 shall prevent the Purchaser, from and after the Closing, to cause the Company to merge, transfer any or all of its assets, dissolve or reorganize, in which case, proper provision shall be made so that such successors and assigns shall assume the obligations set forth in this Section 7.7 only to the extent permitted by Law.
7.8	Employee Revenue Bonuses. Following the Closing, subject to their continued employment for the specified periods described below, certain employees of the Company set forth in the Schedule III hereto (the “Employee Revenue Bonus Participants”) shall be eligible to earn (subject to the terms and conditions set forth in this Section 7.8) a bonus based upon the performance of the Company during the period beginning May 1, 2010 and ending April 30, 2011 (the “Employee Revenue Bonus Period”). The amount of any bonus earned pursuant to this Section 7.8 (the “Employee Revenue Bonus Amount”) shall be determined and paid as follows:
	(a)	The Employee Revenue Bonus Amount shall be based on the Target Revenue of the Post-Closing Company Business (each as defined in Section 2.6(a) hereof) during the Employee Revenue Bonus Period.
	(b)	No Employee Revenue Bonus Amount shall become earned or payable unless the Target Revenue of the Post-Closing Company Business during the Employee Revenue Bonus Period exceeds Twenty-Three Million Dollars ($23,000,000). The Employee Revenue Bonus Amount shall equal $0.304746 of every dollar of Target Revenue generated during the Employee Revenue Bonus Period that exceeds Twenty-Three Million Dollars ($23,000,000), up to a maximum Employee Revenue Bonus Amount of One Million Five Hundred Twenty-Three Thousand Seven Hundred Thirty-Two Dollars ($1,773,732) (the “Maximum Employee Revenue Bonus Amount”) if Target Revenue reaches Twenty Eight Million Dollars ($28,000,000) or more. Subject to the terms and conditions in Sections 7.8(c) and 7.8(d) below, the Employee Revenue Bonus Amount shall be payable to the Employee Revenue Bonus Participants in the proportions set forth on Schedule III hereto.
	(c)	Purchaser shall notify the Seller Representative of the Target Revenue for the Employee Revenue Bonus Period as soon as reasonably practicable after the end of the Employee Revenue Bonus Period and in no event more than sixty (60) days thereafter. Within (30) thirty days following the final determination of Target Revenue for the Employee Revenue Bonus Period (including in accordance with Section 7.8(g) below), each Employee Revenue Bonus Participant who remains an employee of the Company or the Purchaser as of such time shall earn and be paid fifty percent (50%) of the undisputed Employee Revenue Bonus Amount payable to such employee. Each Employee Revenue Bonus Participant who remains an employee of the Company or the Purchaser through and including the second anniversary of the Closing Date will earn and be paid the remainder of his/her Employee Revenue Bonus Amount within ten (10) days following the second anniversary of the Closing Date. Should any Employee Revenue Bonus Participant no longer be employed by the Company or the Purchaser on one or both of the payment dates set forth in this subsection (c), such participant shall not earn all or any part of his or her pro rata share of the Employee Revenue Bonus Amount payable on such date or dates, and such pro rata share shall revert to Purchaser and shall not be added to any payments made to any other participant or to the Sellers.
	(d)	The Employee Revenue Bonus Amount payable to the Employee Revenue Bonus Participants shall be paid in cash, subject to applicable Tax withholdings and deductions
	(e)	Intentionally omitted.
	(f)	Adjustment to Employee Revenue Bonus Amount:
The Employee Revenue Bonus Amount payable pursuant to this Section 7.8 shall be subject to adjustment (1) if the Company fails to maintain an operating profit of twelve percent (12%) during the period beginning May 1, 2010 and ending October 31, 2010 and (2) if the Company fails to have a Ten Million Dollar ($10,000,000) Total Backlog measured as of October 31, 2010, as follows:
(i) during the period beginning May 1, 2010 and ending October 31, 2010, if the operating profit is greater than 9.0%, but less than 12.0%, the Employee Revenue Bonus Amount would be reduced as follows:
Operating Profit	Reduction	Total Employee Revenue Bonus Amount Payable
12.00% and up	0%	100%
11.5% to 11.9%	10%	90%
11.0% to 11.4%	20%	80%
10.5% to 10.9%	30%	70%
10.0% to 10.4%	40%	60%
9.5% to 9.9%	50%	50%
9.0% to 9.4%	60%	40%
Below 9.0%	100%	0%

If the Company fails to achieve a 9.0% operating profit, no Employee Revenue Bonus Amount would be paid. For the purposes of this paragraph, operating profit shall not include (i) any expenses associated with the transactions contemplated hereby, including but not limited to, employee retention payments made following the Closing or any Employee Revenue Bonus Amount pursuant to Section 7.8 hereof, or (ii) any expense allocations to the Company by the Purchaser in excess of the lesser of (x) the amount of the actual expense allocations or (y) $100,000 during the Initial Earn-Out Period.
(ii)	if the Total Backlog measured as of the last day of the Initial Earn-Out Period is greater than $5,000,000 but less than $10,000,000, the Employee Revenue Bonus Amount would be reduced as follows:
Backlog	Reduction	Total Earn-Out Distribution Amount Payable
$10,000,000 and up	0%	100%
$9,000,000 to $9,999,999	10%	90%
$8,000,000 to $8,999,999	20%	80%
$7,000,000 to $7,999,999	30%	70%
$6,000,000 to $6,999,999	40%	60%
$5,000,000 to $5,999,999	50%	50%
Below $5,000,000	100%	0%

If the Total Backlog is below $5,000,000, no Employee Revenue Bonus Amount would be paid.
(iii) in the event there is a discrepancy in the reduction percentages calculated pursuant to subsections (i) and (ii) immediately above, the greater reduction percentage shall be applied. For example, if the operating profit equals 11% and results in a 20% reduction and the backlog equals $7,000,000 and results in a 30% reduction, the Employee Revenue Bonus Amount payable hereunder shall be reduced by 30%. If the operating profit equals 11% and results in a 20% reduction and the backlog equals $8,000,000 and results in a 20% reduction, the Employee Revenue Bonus Amount payable hereunder shall be reduced by 20%.
	(g)	The final determination of Target Revenues in accordance with Section 2.6 hereof (including a final determination made pursuant to the dispute resolution procedures set forth in Section 2.6(f)) shall apply for purposes of the final determination of Target Revenues under Section 7.8.
	(h)	After the determination of the Employee Revenue Bonus Amount pursuant to the terms of Section 7.8, the Purchaser shall pay the Employee Revenue Bonus Amount, if any, as set forth in Sections 7.8(b) and Section 7.8(d) to the applicable employees in the proportions set forth in Schedule III hereto, with such Employee Revenue Bonus Amount reduced by an amount equal to any portion that was not earned by an Employee Revenue Bonus Participant who is no longer employed by the Company or Purchaser on such payment date in accordance with Section 7.8(c).
7.9	Capital Appreciation Plan. Prior to the Closing Date, the Company shall, in a manner acceptable to Purchaser, (a) amend the Capital Appreciation Plan so that no benefit shall become payable pursuant to the Capital Appreciation Plan except as provided in Section 2.3(a) hereof and (b) obtain from each Capital Appreciation Plan Participant a written consent to such amendment and waiver of any benefit payable to such individual pursuant to the Capital Appreciation Plan in excess of such individual’s interest in the Capital Appreciation Payments payable in accordance with Section 2.3(a) hereof.
8.	Deliveries at Closing; Conditions to Closing.
	8.1	Sellers’ Closing Deliveries. At the Closing, each Seller and/or the Company shall deliver or cause to be delivered to Purchaser:
		(a)	[Intentionally omitted];
		(b)	an interest assignment agreement in the form attached hereto as Exhibit G, evidencing the transfer of all of the issued and outstanding Interests;
		(c)	certificates representing all outstanding Interests, duly endorsed in blank or with duly executed stock powers attached;
		(d)	a duly issued membership certificate registered in the name of or as directed by Purchaser, representing the Interests;
		(e)	physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the Company which are in the possession of any Seller;
		(f)	the minute books and records of the Company;
		(g)	written resignations by each of the officers and managers of the Company in office immediately prior to the Closing Date
		(h)	intentionally omitted;
		(i)	a certificate of good standing for the Company issued by the Maryland Secretary of State and dated within two (2) business days prior to the Closing;
		(j)	the opinion of Sellers’ and the Company’s counsel substantially in the form of Exhibit H attached hereto and otherwise satisfactory to Purchaser and its counsel;
		(k)	the Escrow Agreement, duly executed by Company, the Seller Representative and each Seller;
		(l)	employment agreements with respect to post-Closing employment by Purchaser, substantially in the form attached hereto as Exhibit C, (the “Key Employee Employment Agreements”) executed by each of the employees set forth in Schedule V below (the “Key Employees”);
		(m)	noncompetition agreements and nondisclosure agreements, substantially in the forms attached hereto as Exhibits D and E (“Noncompetition Agreements” and “Nondisclosure Agreements,” respectively), duly executed by the Sellers;
		(n)	offer letters with respect to post-Closing employment by Purchaser to certain employees set forth in Schedules III and VI below, substantially in the forms attached hereto as Exhibits F-1, F-2, F-3 and F-4 respectively (the “Offer Letters”) executed by such employees;
		(o)	an audit of the Company’s financial results for the twelve months ended December 31, 2009 (the “Audited Financial Statements”);
		(p)	copies of all consents, authorizations, orders or approvals set forth on Section 8.1(p) of the Disclosure Schedule;
		(q)	a fully-executed consent to the assignment of lease agreement, dated December 4, 2008, 2002, with respect to the Company’s leased premises at Arundel Mills Corporate Park, 7550 Teague Road, Hanover, Maryland 21076 (the “Lease Agreement”);
		(r)	payoff letters, issued by the holders of Indebtedness, setting forth the amounts required to repay all Indebtedness, including all indebtedness owing to Manufacturers and Traders Trust Company or any Affiliate thereof, in full on the Closing Date, and including any acknowledgement or release of claims in connection with the payoff of the Indebtedness as Purchaser shall reasonably request, all in the form acceptable to Purchaser;
		(s)	releases of all liens and other Encumbrances and security interests held by the holders of Indebtedness in any of the Company’s assets, including UCC-3 termination statements;
		(t)	evidence of buy-sell agreements termination
		(u)	evidence acceptable to Purchaser that the Capital Appreciation Plan has been amended in the manner required by Section 7.9 hereof and the written consent and waiver of each Capital Appreciation Plan Participant required by Section 7.9; and
		(v)	such other documents as Purchaser or its counsel may reasonably require.
8.2	Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to the Sellers:
	(a)	[Intentionally omitted];
	(b)	the Escrow Agreement, duly executed by Purchaser;
	(c)	the Seller Closing Payment;
	(d)	the Key Employee Employment Agreements, Noncompetition and Nondisclosure Agreements and Offer Letters, duly executed on behalf of Purchaser;
	(e)	evidence of payment of all Indebtedness as set forth in Section 2.3(c) hereof; and
	(f)	such other documents as Sellers or their counsel may reasonably require.
8.3	Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement and the Transaction Documents is subject to the following conditions, any of which may be waived by it in writing in its sole discretion:
	(a)	Compliance by Sellers and the Company. Each Seller and the Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Sellers and Company, as applicable, prior to or on the Closing Date, including, but not limited to the delivery by the Sellers and Company of the items set forth in Section 8.1 hereof.
	(b)	Accuracy of Representations of Sellers and the Company. The representations and warranties of the Sellers and the Company set forth in Sections 4 and 5 hereof (as modified by the Disclosure Schedules) shall be true and correct in all material respects at and as of the Closing Date.
	(c)	Material Adverse Effect. There shall have been no event or occurrence which has had, or is reasonably likely to have, a Material Adverse Effect on the Company, including any action taken by any Governmental Entity against the Company.
	(d)	Material Contracts. There shall have been no termination, material amendment or material delay of any of the Material Contracts listed on Section 8.3(d) of the Disclosure Schedule.
	(e)	Employment Agreements. The Key Employees shall have accepted employment with the Purchaser and entered into the Key Employee Employment Agreements, the Noncompetition Agreements and Nondisclosure Agreements.
	(f)	Audited Financial Statements. The Audited Financial Statements shall have been completed and the Company shall have delivered the Audited Financial Statements to Purchaser, showing (except as set forth in Section 8.3(f) of the Disclosure Schedule) no material adjustments to the unaudited financial statements previously delivered for the same period.
	(g)	Indebtedness. The Company shall have no Indebtedness, except for the Line of Credit to be paid by the Purchaser at the Closing on behalf of the Company pursuant to Section 2.3 hereof.
	(h)	Options and Warrants. Any and all options, warrants, performance shares or other rights to acquire an interest in the Company or in any other securities, assets or operations of the Company that are outstanding shall be terminated and cancelled prior to the Closing.
	(i)	Third Party Consents. All consents or Approvals required to be obtained in connection with the transactions contemplated by this Agreement, as set forth on Schedule 8.3(i), shall have been obtained and shall be in full force and effect.
	(j)	Governmental Entity Consents. The consents or approvals required to be obtained from any Governmental Entity in connection with the transactions contemplated by this Agreement set forth on Section 8.3(j) of the Disclosure Schedule shall have been obtained and shall be in full force and effect.
	(k)	Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.
	(l)	No Governmental Litigation. To the Knowledge of Company, there shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party, and the Purchaser, the Company or the Sellers shall not have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (ii) relating to the purchase of the Interests hereunder and seeking to obtain from Purchaser or any of its Subsidiaries, or the Company or Sellers, any damages or other relief that would be material to Purchaser; (iii) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive distributions with respect to or otherwise exercise ownership rights with respect to the Interests (iv) terminating or canceling any material Government Contract; or (v) that would materially and adversely affect the right of Purchaser or the Company to own the assets or operate the Business.
	(m)	Lease Consent. AMCP-2, as landlord, shall have executed a consent to the assignment of the Lease Agreement in a form acceptable to Purchaser.
8.4	Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the following conditions, any of which may be waived by the Seller Representative (on behalf of the Sellers) in its sole discretion:
	(a)	Compliance by Purchaser. Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, including, but not limited to the delivery by Purchaser of the items set forth in Section 8.2 hereof.
	(b)	Accuracy of Purchaser’s Representations. The representations and warranties of the Purchaser as set forth in Sections 6 hereof shall be true and correct in all material respects at and as of the Closing Date.
	(c)	Third Party Consents. All consents or Approvals required to be obtained in connection with the transactions contemplated by this Agreement as set forth on Schedule 8.4(i) shall have been obtained and shall be in full force and effect.
	(d)	Governmental Entity Consents. All consents or approvals required to be obtained from any Governmental Entity in connection with the transactions contemplated by this Agreement as set forth on Schedule 8.4(j) shall have been obtained and shall be in full force and effect.
	(e)	Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.
	(f)	No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Purchaser nor the Company shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (ii) relating to the purchase of the Interests hereunder and seeking to obtain from Purchaser or any of its Subsidiaries, or the Company or the Sellers, any damages or other relief that would be material to Purchaser; or (iii) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Interests.
9.	Survival and Indemnification.
	9.1	Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants and agreements made herein by the Company and Sellers shall survive the execution and delivery of this Agreement until the date that is eighteen (18) months after the Closing Date, except for (a) Section 5.9, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Taxes to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 5.9 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the Party asserting such claim shall have given notice to the other Parties to this Agreement prior to the termination of such period of reasonable belief that a Tax liability will subsequently arise therefrom, and (b) Sections 4.3, 5.3, 5.15 and 5.20, which shall survive until the lapse of the statute of limitations with respect thereto; provided, however, that, notwithstanding the foregoing, this Section 9 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date and which shall survive in accordance with its respective terms.
	9.2	Indemnification by Sellers. Except as otherwise provided in this Section 9, from and after the Closing, Sellers, jointly and severally, agree to indemnify, defend and hold harmless each of Purchaser, the Company and their Affiliates and their respective officers, directors, managers, agents, employees, subsidiaries, partners, members and controlling Persons (each an “Purchaser Indemnified Party”) to the fullest extent permitted by law (but limited by and subject to this Section 9 and the other provisions of this Agreement) from and against any and all Losses based upon, resulting from or arising out of (a) any breach of or default in connection with any representations or warranties given or made by the Sellers or the Company herein, (b) any failure to perform or breach of any covenants or agreements given or made by the Sellers or the Company herein, and (c) any liability or Losses incurred by Purchaser related to the use of any real or personal property owned by any employee of the Company in the Business
	9.3	Indemnification by Purchaser. From and after the Closing, Purchaser agrees to indemnify, defend and hold harmless the Sellers and their Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each an “Seller Indemnified Party”) to the fullest extent permitted by law (but limited by and subject to this Section 9 and the other provisions of this Agreement) from and against any and all Losses based upon, resulting from or arising out of any breach of any representations, warranties, covenants or agreements given or made by Purchaser herein.
	9.4	Limitations on Indemnification.
(a) The Sellers shall not be obligated to make any payment for indemnification pursuant to Section 9.2 until the aggregate amount of indemnification payments under such Section exceeds Two Hundred Thousand Dollars ($200,000) (the “Threshold Amount”), whereupon Sellers shall be obligated to pay in full all such amounts for Losses incurred on a first dollar basis up to each Seller’s pro rata share of the Escrow Fund. However, this Section 9.4 shall not apply to (i) Losses related to a breach of the representations and warranties contained in Sections 4.3, 5.3, 5.9 and 5.20, or (ii) any willful misrepresentation with intent to defraud, intentional misconduct or criminal activity resulting in a felony conviction for which all appeals have been exhausted, and the Sellers shall be liable for all Losses with respect to such breaches.
(b) Except in the case of willful misrepresentation with intent to defraud, intentional misconduct or criminal activity resulting in a felony conviction from which all appeals have been exhausted, the Parties hereto acknowledge and agree, the indemnification provisions in this Section 9 shall be the exclusive remedy of the Parties with respect to the transactions contemplated by this Agreement.
	9.5	Maximum Indemnification Limitations. The Sellers shall not be obligated to make any payment pursuant to this Section 9 in an aggregate amount in excess of his or her pro rata portion of the Escrow Fund (the “Indemnification Cap”), provided, however, that the Indemnification Cap shall not apply to (i) any liabilities of Sellers pursuant to representations or warranties in Sections 4.3, 5.3, 5.9 or 5.20, with respect to which the aggregate maximum liability of the Sellers shall be the Purchase Price, or (ii) any willful misrepresentation with intent to defraud, intentional misconduct or criminal activity resulting in a felony conviction for which all appeals have been exhausted, with respect to which the Sellers shall be liable for all Losses. In order to fulfill Sellers’ obligations hereunder, Purchaser shall have recourse (i) first to the Escrow Fund and (ii) second by any further remedies available to Purchasers in law or in equity, provided that the aggregate maximum liability of Sellers set forth in the first sentence of this Section 9.5 is not exceeded.The provisions of this Section 9.5 shall not limit, in any manner, any remedy at law or in equity to which any Party shall be entitled against any other Party as a result of the breach by a Party of any covenant or agreement of such Party which by its terms contemplates performance after the Closing Date and which shall survive in accordance with its respective terms.
	9.6	Procedures for Indemnification.
(a) Indemnified Party(ies) may seek indemnification from the other party(ies) (the “Indemnifying Party”) for any Losses with respect to the indemnification claim of the Indemnifying Party under this Agreement (an “Indemnification Claim”) by providing written notice (a “Claim Notice”) to the Indemnifying Party specifying in reasonable detail the Losses claimed (and a reasonable estimate thereof), the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty, covenant or Claim to which such item is related and the relevant sections of this Agreement breached and all material facts in the knowledge of such Indemnified Party pertaining to such Indemnification Claim. If such Claim Notice is delivered by an Indemnified Party that is seeking payment from the Escrow Fund for Losses described in such Claim Notice, the Indemnified Party shall deliver a copy of the Claim Notice to the Escrow Agent simultaneously with delivery to the Indemnifying Party. If the Indemnifying Party with respect to such Indemnification Claim: (i) agrees with the Indemnified Party with respect to such Indemnification Claim, a memorandum setting forth such agreement shall be prepared and signed by both parties or (ii) disputes the existence or the amount of such Indemnification Claim, the Indemnifying Party shall notify the Indemnified Party in writing (with reasonable specificity) within 20 business days following the Indemnifying Party’s receipt of the Claim Notice (the “Response Notice”) and the parties will negotiate in good faith to resolve such Indemnification Claim for up to 20 business days or such other period of time as the parties mutually agree. If the Response Notice is in response to a Claim Notice for Losses for which an Indemnified Party is seeking payment from the Escrow Fund, a copy of such Response Notice shall be delivered to the Escrow Agent simultaneously with delivery to the Indemnified Party. If the parties should then so agree with respect to such Indemnification Claim, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if appropriate, delivered to the Escrow Agent.
(b) If no Response Notice is received by the Indemnified Party within twenty (20) business days after the Indemnifying Party’s receipt of the Claim Notice, the matter shall be deemed undisputed and the Indemnifying Party shall indemnify the Indemnified Party for the Losses (and, if applicable, the Escrow Agent shall be entitled to release the amount of the Losses from the Escrow Account). If the parties are unable to agree within the 20 business day negotiation period specified in Section 9.5(a) after the Indemnified Party’s receipt of a Response Notice, then either the Indemnified Party or the Indemnifying Party may (but are not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.
	9.7	Third-Party Claims. In the event an Indemnified Party becomes aware of a third-party claim which could result in Losses for which it or any other Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall promptly and without delay notify the Indemnifying Party of such third party claim, such notice setting forth such material information with respect to the third-party claim as is reasonably available to the Indemnified Party. The failure of an Indemnified Party to notify the Indemnifying Party in accordance with this Section 9.7 shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Section 9 unless, and only to the extent that, such failure to notify results in such Indemnifying Party’s loss of substantive or practical rights or defenses or the ability to mitigate damages that may have been mitigated in the event that the Party had been timely notified. If a third party Claim is brought against any Indemnified Party, the Indemnifying Party shall be entitled, upon written notice to the Indemnified Party within 30 business days after the receipt of the Claim Notice, to assume the defense at its own expense with counsel reasonably acceptable to such Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, the election by such Indemnifying Party to assume such defense shall not preclude the Party against which such claim has been made also from participating or continuing to participate in such defense, so long as such Party bears its own legal fees and expenses for so doing. Notwithstanding the foregoing, in any Indemnification Claim in which both an Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right, at Indemnifying Party’s reasonable expense, to employ separate counsel and to control its own defense of such Indemnification Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party and which cannot be asserted by the Indemnifying Party on behalf of the Indemnified Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that are not waiveable and which would make such separate representation advisable under applicable ethical standards; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action, between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third-party, as such expenses are incurred. Each Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened Indemnification Claim relating to the matters contemplated hereby unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Indemnification Claim
	9.8	Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party will take any position inconsistent with such characterization.
	9.9	No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, no Party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Disclosure Schedules attached hereto, or any document executed in connection with this Agreement or otherwise. Furthermore, in the event any Losses related to a claim by an Indemnified Party are covered by applicable insurance policies of the Company, the Indemnified Party agrees to use commercially reasonable efforts to seek recovery under such insurance. If any Indemnified Party actually receives any amounts under such applicable insurance policies subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of (i) any expenses incurred by such Indemnified Party in collecting such amount and (ii) any additional amounts which become payable to the insurer through adjustments to past, present or future premiums or other similar mechanisms within the three (3) year period following the date of the claim giving rise to such adjustments.
	9.10	Mitigation. Each party agrees to use commercially reasonable efforts consistent with such party’s corporate or other strategies and objectives to mitigate any loss, liability or damage which forms the basis of a claim hereunder.
	9.11	Subrogation. Upon making any indemnification payment pursuant to this Agreement with respect to a third party claim, the Indemnifying Party will, to the extent of such payment and to the extent permitted under policies or any applicable Laws, be subrogated to all rights of recovery under any insurance policy of the Indemnified Party in respect of the Losses to which the payment relates. The Indemnifying Party and the Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights described above.
10.	Miscellaneous.
	10.1	Waivers. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of a duly authorized officer of the Purchaser or the Seller Representative (in the case of the Company). The failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).
	10.2	Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if done in the following ways: (i) on the day of delivery if delivered personally, (ii) two business days after the date of mailing if mailed by registered or certified first class mail, postage prepaid, (iii) the next business day following deposit with an overnight air courier service which guarantees next day delivery, or (iv) when sent by facsimile (with a copy promptly sent by registered or certified mail return receipt requested), to the other Party at the following address (or to such person or persons or such other address or addresses as a Party may specify by notice pursuant to this provision):
(a)

If to Purchaser or the Company, to:

c/o Applied Signal Technology, Inc.
460 West California Avenue
Sunnyvale, California 94086
Attention: Chief Financial Officer
Facsimile: (408) 738-1928

With a copy to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
Attention: Sally Rau, Esq.
Facsimile: (650) 687-1189

(b)

If to Sellers, c/o Seller Representative, to:

Patrick J. Gahan
c/o Seismic LLC
7550 Teague Road, Suite 404
Hanover, MD 21076
Fax: (866) 338-6405

With a copy to:

Holland & Knight
1600 Tysons Boulevard, Suite 700
McLean, Virginia 22102
Attention: William J. Mutryn and Jonathan F. Wolcott
Fax: 703-720-8610

	10.3	Amendments. This Agreement may not be amended except by an instrument in writing signed by the Parties. Any agreement on the part of Purchaser or Sellers hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Parties.
	10.4	Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of, and accrued by the Party incurring such expense; provided, however, in the event the transactions contemplated by this Agreement are consummated, the Purchaser shall assume and pay, against invoices reasonably submitted in support thereof, transfer taxes and other fees imposed on the Company and described in Section 2.5 hereof and the Company’s reasonable legal, accounting, financial fees and expenses, and internal out-of-pocket travel and incidental expenses of Sellers and the Company incurred in connection with this Agreement or the transactions contemplated by this Agreement up to the sum of Two Hundred Thousand Dollars ($200,000) (the “Transaction Expenses”). Subject to the limitation as to amount set forth in the previous sentence, the Purchaser agrees to pay or reimburse to Sellers at Closing any Transaction Expenses incurred as of the Closing in accordance with the Flow of Funds Memorandum. To the extent that Purchaser incurs any liability for payment of Transaction Expenses in excess of Two Hundred Thousand Dollars ($200,000) (the “Excess Transaction Expenses”), that are not paid as of the Closing Date and are not included as part of Final Closing Working Capital, Purchaser shall be reimbursed for such Excess Transaction Expenses from the amounts to be contributed to the Escrow Fund (in accordance with the Sellers’ pro rata percentages) Such Excess Transaction Expenses shall constitute Losses for which Purchaser shall be entitled to indemnification against Sellers pursuant to Section 9, and in repayment of which Purchaser shall be entitled to payment from the Escrow Fund.
	10.5	Assignment; Third-Party Beneficiaries. Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of the other. There shall be no third-party beneficiaries of this Agreement.
	10.6	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
	10.7	Waiver of Jury Trial. ALL PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE PERSONAL JURISDICTION OR VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY FURTHER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HEREBY IRREVOCABLY CONSENT AND AGREE THAT SERVICE OF PROCESS MAY BE EFFECTED HEREUNDER BY DELIVERY OF NECESSARY DOCUMENTATION VIA A COMMON CARRIER WITH INTERNATIONAL OPERATIONS AND REPUTATION AND SUCH SERVICE OF PROCESS SHALL BE DEEMED MADE UPON RECEIPT OF CONFIRMATION OF DELIVERY.
	10.8	Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail.
	10.9	No Implied Waiver. No failure or delay on the part of the Parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
	10.10	Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the Parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof.
	10.11	Actual Waivers. Any agreement on the part of Purchaser or the Seller Representative (on behalf of the Company and the Sellers) hereto to any extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Parties.
	10.12	Headings. The headings of the Sections of this Agreement, where employed, are for convenience only and do not form a part hereof and in no way modify, interpret or construe the meanings of the Parties.
	10.13	Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement.
	10.14	Specific Performance. The Sellers, Purchaser and the Company each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.
	10.15	No Presumption Regarding Drafter. The Parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between them, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, it would not be appropriate to deem either Purchaser or the Sellers to be the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.
10.16	Seller Representative.
	(a)	Appointment. The “Seller Representative” means Mr. Patrick J. Gahan; provided, that in the event of the death or resignation of him as Seller Representative, the “Seller Representative” means Mr. Scott D. McDonald. Each Seller hereby irrevocably constitutes and appoints the Seller Representative as such Seller’s attorney-in-fact and agent to act in such Seller’s name, place and stead in connection with all matters arising from and under this Agreement and the Escrow Agreement, and acknowledges that such appointment is coupled with an interest. The Seller Representative hereby accepts such appointment and authorization.
	(b)	Authority. Each Seller agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Seller Representative under this Agreement; authorizes the Seller Representative to assert claims, make demands and commence actions on behalf of the Sellers under this Agreement, dispute or to refrain from disputing any claim made by any Seller, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to Sellers under, this Agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind Sellers in so doing), give such instructions and do such other things and refrain from doing such things as the Seller Representative shall deem appropriate to carry out the provisions of this Agreement, give any and all consents and notices under this agreement, and perform all actions, exercise all powers, and fulfill all duties otherwise assigned to the Sellers’ in this Agreement. Each Seller hereby expressly acknowledges and agrees that the Seller Representative has the sole and exclusive authority to act on such Sellers’ behalf in respect of all matters arising under or in connection with this Agreement after execution of this Agreement, notwithstanding any dispute or disagreement among the Sellers, and that no Seller shall have any authority to act unilaterally or independently of the Seller Representative in respect to any such matter. Purchaser and the Escrow Agent shall be entitled to rely on any and all actions taken or failed to be taken by the Seller Representative in respect of this Agreement and the Escrow Agreement without any liability to, or obligation to inquire of, any of Seller. All notices, counter notices or other instruments or designations delivered by any Sellers in regard to this Agreement shall not be effective unless, but shall be effective if, signed by the Seller Representative, and if not, such document shall have no force or effect whatsoever and Purchaser, the Escrow Agent and any other person or entity may proceed without regard to any such document. Purchaser, the Escrow Agent and any other person or entity are hereby expressly authorized to rely on the genuineness of the signature of the Seller Representative, and upon receipt of any writing that reasonably appears to have been signed by the Seller Representative, they may act upon the same without any further duty of inquiry as to the genuineness of the writing. The authorizations of the Seller Representative shall be irrevocable and effective until the Seller Representative’s rights and obligations under this Agreement terminate by virtue of the termination of all obligations of Sellers to Purchaser, and Purchaser to Sellers, under this Agreement. Purchaser shall have no liability for any acts or omissions of the Seller Representative or otherwise with respect to any claim brought by any Seller against the Seller Representative or another Seller.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER

APPLIED SIGNAL TECHNOLOGY, INC.

By:__________________________
Name: William Van Vleet III
Title: President and Chief Executive Officer

COMPANY

SEISMIC LLC

By: __________________________
Name: Patrick J. Gahan
Title: President, Chief Executive Officer and Chief Financial Officer

SELLERS

By:__________________________
Print Name: Patrick J. Gahan

By:__________________________
Print Name: Scott D. McDonald

SELLER REPRESENTATIVE

By:__________________________
Print Name: Patrick J. Gahan

TABLE OF CONTENTS

1.	Purchase and Sale of the Interests		1
2.	Purchase Price		1
	2.1	Consideration	1
	2.2	Working Capital Adjustment	2
	2.3	Closing Payments	5
	2.4	Escrow Fund	6
	2.5	Payment of Transfer Taxes and Fees	6
	2.6	Earn-Out Payments	6
	2.7	Withholding Taxes	13
3.	Closing		13
4.	Representations and Warranties of the Sellers		13
	4.1	Authority Relative to this Agreement	13
	4.2	No Conflict; Required Filings and Consents	13
	4.3	Title to Interests	14
5.	Representations and Warranties of the Sellers and the Company		14
	5.1	Corporate Existence of the Company	14
	5.2	Authority and Binding Obligation	14
	5.3	Interests in the Company	15
	5.4	No Conflicts	15
	5.5	Financial Information	16
	5.6	No Undisclosed Liabilities	16
	5.7	Absence of Changes or Events	16
	5.8	Subsidiaries	17
	5.9	Taxes	17
	5.10	Accounts Receivable	19
	5.11	Transactions with Interested Persons	19
	5.12	Title to Real Property	19
	5.13	Government Contracting	20
	5.14	Export Control Laws; Encryption and Other Restricted Technology	22
	5.15	Patents, Trademarks, Trade Names, Service Marks and Copyrights	23
	5.16	Insurance	28
	5.17	Contracts and Commitments	28
	5.18	Litigation	29
	5.19	Compliance with Laws and Regulatory Audits	29
	5.20	Environmental Matters	29
	5.21	Employees	30
	5.22	Employee Benefit Plan and Related Matters	30
	5.23	Brokers’ and Finders’ Fees	32
	5.24	Indebtedness	32
	5.25	Backlog	32
	5.26	Fair Labor Standards Act	32
	5.27	Data Protection	33
	5.28	Bank Accounts	33
	5.29	Disclosure	33
	5.30	No Other Representations	33
6.	Representations and Warranties of Purchaser		33
	6.1	Organization and Qualification	33
	6.2	Authority Relative to this Agreement	33
	6.3	No Conflict; Required Filings and Consents	34
	6.4	No Other Representations	34
7.	Additional Agreements		35
	7.1	Employees	35
	7.2	Employees Benefits	35
	7.3	Public Announcements	35
	7.4	Further Assurances	35
	7.5	Tax Matters.	36
	7.6	Section 338 Election	37
	7.7	Manager and Officer Liability and Indemnification	40
	7.8	Employee Revenue Bonuses	40
	7.9	Capital Appreciation Plan	42
8.	Deliveries at Closing; Conditions to Closing		43
	8.1	Sellers’ Closing Deliveries	43
	8.2	Purchaser’s Closing Deliveries	44
	8.3	Conditions to Obligations of Purchaser	45
	8.4	Conditions to Obligations of Sellers	46
9.	Survival and Indemnification		47
	9.1	Survival of Representations, Warranties and Agreements	47
	9.2	Indemnification by Sellers	47
	9.3	Indemnification by Purchaser	48
	9.4	Limitations on Indemnification	48
	9.5	Maximum Indemnification Limitations	48
	9.6	Procedures for Indemnification	49
	9.7	Third-Party Claims	49
	9.8	Tax Treatment	50
	9.9	No Double Recovery; Use of Insurance	50
	9.10	Mitigation	51
	9.11	Subrogation	51
10.	Miscellaneous		51
	10.1	Waivers	51
	10.2	Notices	51
	10.3	Amendments	52
	10.4	Expenses	52
	10.5	Assignment; Third-Party Beneficiaries	53
	10.6	Governing Law	53
	10.7	Waiver of Jury Trial	53
	10.8	Counterparts	53
	10.9	No Implied Waiver	53
	10.10	Entire Agreement	53
	10.11	Actual Waivers	54
	10.12	Headings	54
	10.13	Severability	54
	10.14	Specific Performance	54
	10.15	No Presumption Regarding Drafter	54
	10.16	Seller Representative	54

Exhibits and Schedules

Exhibit A	Form of Estimated Closing Balance Sheet and Estimated Working Capital
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Key Employee Employment Agreement
Exhibit D	Form of Noncompetition Agreement
Exhibit E	Form of Nondisclosure Agreement
Exhibit F-1	Form of Offer Letter (Ms. Sheehy)
Exhibit F-2	Form of Offer Letter (Ms. Steinberg)
Exhibit F-3	Form of Offer Letter (Mr. Wheeles)
Exhibit F-4	Form of Offer Letter (Mr. Wittig)
Exhibit G	Form of Interest Assignment Agreement
Exhibit H	Form of Opinion of Sellers and Company Counsel

ANNEX A
DEFINITIONS

Definitions. Except as otherwise set forth therein, as used in this Agreement and the Exhibits and Schedules to this Agreement, the following definitions shall apply:

“Acceleration Event”means (a) change of control of the Post-Closing Company Business (including without limitation any change of control of Purchaser which indirectly constitutes a change of control of the Post-Closing Company Business, (b) divestment of all or any portion of the Post-Closing Company Business through a merger, consolidation, share exchange or other transaction, (b) dissolution or liquidation of all or any material portion of the Post-Closing Company Business.

“Accelerated Earn-Out Amount” means the amount, if any, equal to the net present value of the Earn-Out Distribution Amount, not to exceed the Maximum Earn-Out Distribution Amount, projected to become due, based upon projected Target Revenues as determined in light of a good faith evaluation of the Post-Closing Company Business, based on the existing and projected business of the Company (including without limitation its current and projected revenues, earnings, contract terms, labor rates (including any acceleration thereof), other future prospects (including any existing or expected contract bids) and all such other matters as are relevant to such determination. In determining the net present value of such Earn-Out Distribution Amount, a discount rate equal to the Applicable Rate will be used.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Party.

“Applicable Rate” means interest at the fluctuating rate per annum equal to one percentage point in excess of the prime rate published from time to time in the Western Edition of The Wall Street Journal.

“Approvals” means all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

“Business” means the business of the Company, and shall be deemed to include any of the following incidents of such current programs: income, cash flow, operations, condition (financial or otherwise), assets, revenues, prospects, liabilities, personnel and management.

“Claims” means losses, actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations or written threats thereof.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Encumbrance” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, easement, encroachment, servitude, covenant, community property interest, equitable interest, right of first refusal, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership and other encumbrances of every type and description, whether imposed by applicable laws, agreement, understanding or otherwise.

“GAAP” means United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Government Contract” means any Contract to which the Company and any Governmental Entity is a party, and any active contracts pursuant to which the Company acts as a vendor or a subcontractor for a party having a contract with a Governmental Entity. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Indebtedness” means, as to the Company, (a) all obligations for borrowed money (including, without limitation, Line of Credit, consolidated principal amount of, and accrued interest and prepayment penalties or breakage fees with respect to, all indebtedness for borrowed money and reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations to pay the deferred purchase price of property or services, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Encumbrance (other than Encumbrances in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by the Company regardless of whether the indebtedness secured thereby shall have been assumed by Company or is non-recourse to the credit of Company, (g) obligations, contingent or otherwise, in respect of any accrued interest, success fees, prepayment penalties, interest rate SWAP breakage costs, make-whole premiums or penalties and other costs and expenses associated with the repayment of any of the foregoing and (h) any direct or indirect liability with respect to any indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or other-wise (the “Primary Obligation”) of another Person (the “Primary Obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such Primary Obligations or any property constituting direct or indirect security therefore, (ii) to advance or provide funds (x) for the payment or discharge of any such Primary Obligation, or (y) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss or failure or inability to perform in respect thereof.

“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of Patrick J. Gahan and Scott D. McDonald; (ii) with respect to the Sellers, the actual knowledge after reasonable inquiry of Patrick J. Gahan and Scott D. McDonald; and (iii) with respect to the Purchaser, the actual knowledge after reasonable inquiry of Purchaser’s Chief Executive Officer and Purchaser’s Chief Financial Officer.

“Laws” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Line of Credit” means that certain line of credit between the Company, as a borrower, and Manufacturers and Traders Trust Company, a New York banking corporation, as a creditor.

“Losses” means any and all Claims (including, without limitation, any Claim by a third-party), damages, liabilities, payments, amounts paid in settlements, obligations, fines, penalties, costs of burdens associated with performing injunctive relief, and other costs and expenses (including fees, disbursements and other charges of counsel, accountants and other professional advisors and expert witnesses incurred by an Indemnified Party in any action between Sellers and an Indemnified Party or between an Indemnified Party and any third-party) of any kind or nature whatsoever, whether known or unknown, contingent or vested; provided, that, “Losses” does not include punitive, special and/or exemplary damages.

“Material Adverse Effect” means any event, occurrence, change, effect or circumstance that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company or the Purchaser, as the case may be, and their respective subsidiaries, if any, taken as a whole, or which is or would reasonably be expected to be materially adverse to the ability of a Party to perform on a timely basis any of its material obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (i) any change with respect to a Party resulting from conditions affecting the industry in which such Party operates or from changes in general business or economic conditions other than any such change which has a disproportionately adverse effect on the Party when compared to the industry or the general economy, as the case may be, taken as a whole; (ii) any change with respect to a Party resulting from compliance by such Party with the terms of, or the taking of any action contemplated or permitted by, this Agreement; (iii) any change with respect to the Company resulting from the operation of the Company by the Purchaser from and after the Closing Date; (iv) changes in Law or interpretations thereof by any Governmental Authority or changes in GAAP, in each case, as generally affect the industry in which the Company conducts its business (so long as the foregoing do not disproportionately affect the Company); and/or (v) any matter disclosed in the Disclosure Schedule.

“Material Contract” means any contract, agreement or commitment to which the Company is a party: (i) with expected receipts or expenditures in excess of $50,000; (ii) requiring the Company to indemnify any Person; (iii) granting any exclusive rights to any party; (iv) evidencing indebtedness for borrowed or loaned money, or guarantees of such indebtedness in excess of $5,000; (v) with any member or Affiliate of the Company; (vi) that is not entered in the ordinary course of business; (vii) that in any way purports to restrict the business activity of the Company or to limit the freedom of the Company to engage in any line of business or to compete with the Company; (viii) with expected annual expenditures for any individual contract or any group of contracts in the aggregate in excess of $50,000 relating to the employment of, or the performance of services by, an employee or consultant, or pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any current or former employee or director; (ix) (a) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (b) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (c) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities; (x) relating to the acquisition, transfer, development, sharing or license of any Intellectual Property Rights except for generally commercially available, “off-the-shelf” software programs licensed pursuant to shrink-wrap or “click-and-accept” licenses at a price of not more than $10,000 in the aggregate (“Shrink-Wrap”) and non-disclosure agreements entered into on the Company’s standard form non-disclosure agreement provided to Purchaser unless such license or agreement is otherwise material to the Company; (xi) relating to any mortgages, indentures, or real property leases. A task, purchase or delivery order under a Material Contract shall not constitute a separate Material Contract for purposes of this definition, but shall be part of the Material Contract to which it relates.

“Most Recent Balance Sheet” means the balance sheet of the Company as of February 28, 2010 that is included in the Financial Statements.

“Order” means any order, injunction, judgment, decree, ruling, writ, and assessment or arbitration award issued by a Governmental Entity.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization a Governmental Entity or any other entity.

“Receivables” means the Company’s accounts and notes receivable determined in accordance with GAAP.

“Tax” or “Taxes” means all U.S. federal, state, local or foreign taxes, charges, fees, imposts, duties, levies, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, and any liability in respect of taxes imposed pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

“Tax Return” means any report, return, claim for refund, amended return, document, declaration or other information or filing required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company.

“Transaction Documents” means this Agreement (and each of the exhibits and schedules attached hereto and incorporated by reference herein), the Key Employee Employment Agreements, the Escrow Agreement, and each of the other documents, agreements and certificates delivered in connection with this Agreement.

Term	Section
“Accounting Rules”	Section 2.2(a)
“Adjusted Closing Balance Sheet”	Section 2.2(b)
“Adjusted Closing Working Capital”	Section 2.2(b)
“Adjustment Audit”	Section 2.2(b)
“Agreement”	Preamble
“Allocation Schedule”	Section 7.6(a)
“Awarded Earn-Out Distribution Amount”	Section 2.6(g)
“Audit Election Date”	Section 2.2(b)
“Audited Financial Statements”	Section 8.1(o)
“Backlog”	Section 5.25
“Capital Appreciation Payments”	Section 2.3(a)
“Capital Appreciation Plan”	Section 2.1
“Capital Appreciation Plan Participants”	Section 2.3(a)
“CERCLA”	Section 5.20(b)
“Claim Notice”	Section 9.6(a)
“Closing”	Section 3
“Closing Date”	Section 3
“Closing Purchase Price”	Section 2.1
“Closing Working Capital”	Section 2.2(a)
“Code”	Section 5.9(i)
“Company”	Preamble
“Company Intellectual Property Rights”	Section 5.15(c)
“Company Products”	Section 5.15(a)
“Company Registered Intellectual Property”	Section 5.15(d)
“Company Reusable Software”	Section 5.15(g)
“Company Source Code”	Section 5.15(j)
“Company Trade Secrets”	Section 5.15(r)
“Contaminants”	Section 5.15(h)
“Continuing Employees”	Section 7.1
“Disclosure Schedule”	Section 4
“Disputed Amount”	Section 2.6(h)
“EAR”	Section 5.14
“Earn-Out Dispute Notice”	Section 2.6(c)
“Earn-Out Distribution Amount”	Section 2.6
“Earn-Out Period”	Section 2.6
“Employee Revenue Bonus Amount”	Section 7.8
“Employee Revenue Bonus Participants”	Section 7.8
“Employee Revenue Bonus Period”	Section 7.8
“Employee Plans”	Section 5.22(a)
“ERISA”	Section 5.22(a)
“ERISA Affiliate”	Section 5.22(a)
“Escrow Agent”	Section 2.3(b)
“Escrow Agreement”	Section 2.4
“Escrow Fund”	Section 2.3(b)
“Estimated Closing Balance Sheet”	Section 2.2(a)
“Estimated Closing Working Capital”	Section 2.2(a)
“Estimated Working Capital Deficit”	Section 2.2(a)
“Excess Transaction Expenses”	Section 10.4
“Final Closing Working Capital”	Section 2.2(e)
“Final Report”	Section 2.2(d)
“Financial Statements”	Section 5.5(a)
“Flow of Funds Memorandum”	Section 2.3(c)
“Funded Backlog”	Section 5.25
“Government Bids”	Section 5.13(a)
“Gross-Up Payment”	Section 7.6(b)
“Indemnification Cap”	Section 9.5
“Indemnification Claim”	Section 9.6(a)
“Indemnifying Party”	Section 9.6(a)
“Independent Accounting Firm”	Section 2.2(d)
“Initial Earn-Out Period”	Section 2.6(a)
“Intellectual Property Rights”	Section 5.15(a)
“Interests”	Preamble
“ITAR”	Section 5.14
“Key Employees”	Section 8.1(l)
“Key Employees Employment Agreements”	Section 8.1(l)
“Lease Agreement”	Section 8.1(q)
“Maximum Earn-Out Distribution Amount”	Section 2.6(b)
“Maximum Employee Revenue Bonus Amount”	Section 7.8(b)
“Most Recent Balance Sheet Date”	Section 5.5(a)
“Noncompetition Agreements”	Section 8.1(m)
“Nondisclosure Agreements”	Section 8.1(m)
“Notice of Objection”	Section 2.2(c)
“Offer Letters”	Section 8.1(n)
“Open Source Materials”	Section 5.15(a)
“Organizational Documents”	Section 4.3
“Parties”	Section 1
“Party”	Section 1
“Post-Closing Company Business”	Section 2.6(a)
“Post-Closing Tax Periods”	Section 7.5(b)
“Pre-Closing Tax Periods”	Section 7.5(b)
“Preliminary Report”	Section 2.2(d)
“Proceeding”	Section 7.5(b)
“Proprietary Rights”	Section 5.15(d)
“Proposed Accelerated Earn-Out Amount”	Section 2.6(h)
“Purchase Price”	Section 2.1
“Purchaser”	Preamble
“Purchaser Accounting Rules”	Section 2.6(a)
“Purchaser Audit Election Notice”	Section 2.2(b)
“Purchaser Indemnified Party”	Section 9.2
“Response Notice”	Section 9.6(a)
“Section 338 Tax Notice”	Section 7.6(b)
“Section 338(h)(10) Election”	Section 7.6(a)
“Section 338(h)(10) Tax Adjustment”	Section 7.6(b)
“Seller” or “Sellers”	Preamble
“Seller Closing Payment”	Section 2.1
“Seller Indemnified Party”	Section 9.3
“Seller Representative”	Section 10.16(a)
“Service Providers”	Section 5.21(a)
“Seismic 401K”	Section 7.2
“Subsequent Earn-Out Period”	Section 2.6(a)
“Software”	Section 5.15 (a)
“Systems”	Section 5.15 (k)
“Target Revenues”	Section 2.6(a)
“Target Working Capital”	Section 2.2(a)
“Tax Payment Objection Notice”	Section 7.6(c)
“Tax Payment Objection Period”	Section 7.6(c)
“Third Party Intellectual Property Rights”	Section 5.15(b)
“Threshold Amount”	Section 9.4(a)
“Threshold Target Revenues”	Section 2.6(b)
“Total Backlog”	Section 2.6(e)
“Transaction Expenses”	Section 10.4
“Welfare Benefit Plans”	Section 7.2

Exhibit 99.1 Press Release

For Immediate Release

Contact:
James Doyle
Chief Financial Officer
(408) 749-1888
or
James Palczynski
ICR
Investor Relations
(203) 682-8229

Applied Signal Technology, Inc. Acquires Seismic LLC
—Enhances Presence in Fast-Growing Cyber Intelligence Market—

SUNNYVALE, California, April 28, 2010– Applied Signal Technology, Inc. (AST) (NASDAQ: APSG), a market leader in advanced intelligence, surveillance, and reconnaissance (ISR) solutions, today announced that it has completed the acquisition of Seismic LLC, a privately-held company that specializes in cyber security solutions, software engineering, data management, and systems engineering and integration services for the U.S. Department of Defense and Intelligence Community. Seismic is headquartered in Hanover, Maryland and employs approximately 100 people.

William B. Van Vleet, Chief Executive Officer of AST, said, “We believe that the current urgent need for cyber intelligence services will continue to expand into the future. The acquisition of Seismic, a fast growing, profitable, and extremely talented organization, cements our position in that exciting market. We now have the scale, thought leadership, and access to resources to be a significant competitor across a wide range of programs.”

Applied Signal Technology has agreed to acquire Seismic LLC for $25 million in cash, funded from current investments, with an additional earn-out and performance bonus potential of approximately $5 million. For the fiscal year ended December 31, 2009, Seismic recognized revenues of approximately $15 million. Seismic revenues grew rapidly at a rate of 20–30% to date in 2010 and are expected to provide steady revenue contributions on a quarterly basis.

Patrick Gahan, Founder and Chief Executive Officer of Seismic, said, “Together, as part of one company, we become a powerful platform in the cyber intelligence market. We are now positioned to compete for opportunities that were, until now, beyond the capabilities of either company alone. We are very excited to join AST and merge into its Network Intelligence Division to raise the level of our service and capabilities for our customers.”

The Seismic acquisition complements and reinforces AST’s existing software and network services business, its deep understanding of the global telecommunications network, and its exceptional customer relationships in the defense and intelligence communities. Seismic reinforces the Company’s efforts in Cyber Threat Intelligence, Computer Network Defense and Predictive Security, Information Advantage and Computer Network Operations, and Application Security. AST expect s to continue to expand its software and network services business and to continue to provide an effective, integrated delivery structure in the Company’s Network Intelligence Division.

Conference Call

Applied Signal Technology will host a conference call today, April 28, 2010, to discuss the acquisition of Seismic LLC. If you wish to participate in the conference call, please dial 1‑877-407-8031 for domestic callers or 1-201-689-8031 for international callers on April 28, 2010, at 5:30 p.m. eastern time/2:30 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously at the web site www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

About Seismic LLC

Seismic LLC provides specialized cyber security solutions, software engineering, data management, and systems engineering and integration services for the U.S. Department of Defense and Intelligence Community. For further information about Seismic, visit our website at www.seismicllc.com.

About Applied Signal Technology

Applied Signal Technology, Inc. provides advanced intelligence, surveillance, and reconnaissance (ISR) products, systems, and services to enhance global security. For further information about Applied Signal Technology, visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to projected future revenues, the anticipated growth in the cyber intelligence market and the short and long-term opportunities in the cyber intelligence market, and our ability to continue to expand its software and network services, are all forward-looking statements. The risks and uncertainties associated with these statements include the ability to capture organic growth opportunities, the ability to execute the acquisition of Seismic and realize the expected benefits of the acquisition, the timing of any orders placed by procurers, our ability to successfully obtain contracts for these orders, our ability to hire qualified staff as needed; and other risks detailed from time to time in AST SEC reports including the latest Form 10-K filed for the fiscal year ended October 31, 2009. The Company assumes no obligation to update the information provided in this news release.